Exhibit 10.40

EXECUTION VERSION

Published CUSIP Number: 91529LAA2

CREDIT AGREEMENT

among

UNUM GROUP,

as Borrower,

THE LENDERS NAMED HEREIN,

DEUTSCHE BANK AG NEW YORK BRANCH,

SUNTRUST BANK,

as Documentation Agents,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and Swingline Lender

$400,000,000 364-Day Senior Revolving Credit Facility

WACHOVIA CAPITAL MARKETS, LLC

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of December 13, 2007

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Corporate Organization and Power	55
4.2	Authorization; Enforceability	55
4.3	No Violation	56
4.4	Governmental and Third-Party Authorization; Permits	56
4.5	Insurance Licenses	56
4.6	Litigation	57
4.7	Taxes	57
4.8	Subsidiaries	57
4.9	Full Disclosure	57
4.10	Margin Regulations	58
4.11	No Material Adverse Effect	58
4.12	Financial Matters	58
4.13	Ownership of Properties	59
4.14	ERISA	59
4.15	Compliance with Laws	60
4.16	Environmental Compliance	60
4.17	Intellectual Property	60
4.18	Regulated Industries	60
4.19	Insurance	60
4.20	Solvency	60
4.21	OFAC; PATRIOT Act	61

ARTICLE V

AFFIRMATIVE COVENANTS

5.1	Financial Statements	61
5.2	Other Business and Financial Information	63
5.3	Maintenance of Existence; Conduct of Business	65
5.4	Compliance with Laws	65
5.5	Payment of Obligations	65
5.6	Insurance	65
5.7	Maintenance of Books and Records; Inspection	65
5.8	OFAC, PATRIOT Act Compliance	66
5.9	Internal Control Event	66
5.10	Further Assurances	66

ARTICLE VI

FINANCIAL COVENANTS

6.1	Maximum Consolidated Indebtedness to Total Capitalization	67
6.2	Minimum Consolidated Net Worth	67
6.3	Minimum Cash Interest Coverage Ratio	67

6.4	Minimum Risk-Based Capital Ratio	67
6.5	Minimum Financial Strength Rating	67

ARTICLE VII

NEGATIVE COVENANTS

7.1	Fundamental Changes	67
7.2	Indebtedness	68
7.3	Liens	68
7.4	Asset Dispositions	70
7.5	Investments	71
7.6	Restricted Payments	72
7.7	Transactions with Affiliates	72
7.8	Lines of Business	72
7.9	Certain Amendments	72
7.10	Limitation on Certain Restrictions	73
7.11	Fiscal Year	73
7.12	Accounting Changes	73

ARTICLE VIII

EVENTS OF DEFAULT

8.1	Events of Default	73
8.2	Remedies: Termination of Commitments, Acceleration, etc.	76
8.3	Remedies: Set-Off	77

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1	Appointment and Authority	77
9.2	Rights as a Lender	77
9.3	Exculpatory Provisions	78
9.4	Reliance by Administrative Agent	79
9.5	Delegation of Duties	79
9.6	Resignation of Administrative Agent	79
9.7	Non-Reliance on Administrative Agent and Other Lenders	80
9.8	Issuing Lender and Swingline Lender	80
9.9	No Other Duties, Etc	80

ARTICLE X

MISCELLANEOUS

10.1	Expenses; Indemnity; Damage Waiver	80

10.2	Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process	82
10.3	Waiver of Jury Trial	83
10.4	Notices; Effectiveness; Electronic Communication	83
10.5	Amendments, Waivers, etc	84
10.6	Successors and Assigns	85
10.7	No Waiver	89
10.8	Survival	89
10.9	Severability	89
10.10	Construction	89
10.11	Confidentiality	89
10.12	Counterparts; Integration; Effectiveness	90
10.13	No Fiduciary Relationship Established By Credit Documents	90
10.14	Judgment Currency	91
10.15	Disclosure of Information	91
10.16	PATRIOT Act Notice	91

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Financial Condition Certificate
Exhibit F-1	Form of Opinion of Miller & Martin PLLC
Exhibit F-2	Form of Opinion of Susan N. Roth, Assistant General Counsel
Exhibit G	Form of Letter of Credit

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 4.5	Licenses
Schedule 4.8	Subsidiaries
Schedule 7.2	Indebtedness
Schedule 7.3	Liens

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 13th day of December, 2007, is made among UNUM GROUP, a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined), DEUTSCHE BANK AG NEW YORK BRANCH and SUNTRUST BANK, as documentation agents for the Lenders, BANK OF AMERICA, N.A., as syndication agent for the Lenders and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders.

BACKGROUND STATEMENT

The Borrower has requested that the Lenders make available a revolving credit facility in the aggregate principal amount of $400,000,000. The Lenders are willing to make available to the Borrower the revolving credit facility provided for herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any business, division thereof or line of business, book of insurance or reinsurance business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger, reinsurance or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Market Index Rate” means, at any time with respect to any Swingline Loan, a rate per annum equal to the LIBOR Market Index Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent appointed under Section 9.1, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and returned to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Administrative Agent, the Issuing Lender nor any Lender shall be deemed an “Affiliate” of the Borrower.

“Aggregate Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Lenders at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms.

“Agreement Currency” has the meaning given to such term in Section 10.14.

“A.M. Best” means A.M. Best Company, Inc. and any successor thereto.

“Annual Statement” means, with respect to any Insurance Subsidiary of the Borrower, the annual financial statements of such Person as required to be filed with any Insurance Regulatory Authority of competent jurisdiction, prepared in conformity with SAP and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Applicable Percentage” means, for any day, with respect to the (i) Facility Fee, (ii) applicable margin to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, (iii) Letter of Credit Fee with respect to Letters of Credit, (iv) applicable margin to be added to the Base Rate for purposes of determining the Adjusted Base Rate and (v) Utilization Fee, the applicable rate per annum set forth below under the caption “Facility Fee”, “Applicable LIBOR Margin”, “Letter of Credit Fee”, “Applicable Base Rate Margin” and “Applicable

Utilization Fee Rate”, respectively, in each case as determined under the following matrix with reference to the Consolidated Indebtedness to Total Capitalization Ratio:

Pricing Level	Consolidated Indebtedness to Total Capitalization Ratio	Facility Fee	Applicable LIBOR Margin/ Letter of Credit Fee	Applicable Base Rate Margin/	Utilization Fee
I	Less than or equal to 20%	0.125%	0.625%	0.00%	0.125%
II	Greater than 20% but less than or equal to 25%	0.150%	0.725%	0.00%	0.125%
III	Greater than 25% but less than or equal to 30%	0.175%	0.825%	0.00%	0.125%
IV	Greater than 30%	0.225%	1.025%	0.025%	0.250%

On each Adjustment Date (as hereinafter defined), the Applicable Percentage shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Consolidated Indebtedness to Total Capitalization Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, (i) if at any time the Borrower shall have failed to deliver any of the financial statements as required by Sections 5.1(a) or 5.1(b), as the case may be, or the Compliance Certificate as required by Section 5.1(c), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Level IV above (notwithstanding the actual Consolidated Indebtedness to Total Capitalization Ratio), and (ii) the determination of the Applicable Percentage shall be subject to Section 2.9(f). For purposes of this definition, “Adjustment Date” means, with respect to any Reference Period of the Borrower beginning with the Reference Period ending as of December 31, 2007, the day (or, if such day is not a Business Day, the next succeeding Business Day) of delivery by the Borrower in accordance with Sections 5.1(a) or 5.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period. From the Closing Date until the first Adjustment Date requiring a change in any Applicable Percentage as provided herein, each Applicable Percentage shall be based on Level III above.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arrangers” means Wachovia Capital Markets, LLC and Banc of America Securities LLC and their respective successors and assigns.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent and the Issuing Lender, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of the Borrower, the chief executive officer, chief financial officer, treasurer or any other officer of the Borrower duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

“Available Cash” means, as of any Reference Period, the sum of (a) actual cash dividends paid to the Borrower during such Reference Period (but excluding the special dividends paid in connection with the Securitizations) and (b) other holding company income of the Borrower consisting of service agreement mark-ups, surplus note interest income and dividends paid by non-Insurance Subsidiaries during such Reference Period, which in each case is not subject to any Lien.

“Availability Period” means the period from and including the Closing Date to and including the Commitment Termination Date.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g).

“Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by the Administrative Agent, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrower Materials” has the meaning given to such term in Section 5.1.

“Borrowing” means the incurrence by the Borrower (including as a result of conversion of Revolving Loans into Term Loans pursuant to Section 2.1(b) and conversions and continuations of outstanding Loans pursuant to Section 2.12) on a single date of a group of

Loans pursuant to Section 2.2 of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan or the LIBOR Market Index Rate, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” has the meaning given to such term in Section 2.5(i).

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof, backed by the full faith and credit of the United States and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States or any political subdivision thereof, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States or any political subdivision thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types and (vi) investments of a type substantially similar to the foregoing approved by the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” has the meaning given to such term in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans to the Borrower and participate in the Issuance of Letters of Credit and Swingline Loans for the account of the Borrower in an aggregate principal amount up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Lender’s “Commitment,” in either case, as such amount may be reduced or increased at or prior to such time pursuant to the terms hereof.

“Commitment Termination Date” means December 12, 2008 (or if such day is not a Business Day, the next preceding Business Day), or such earlier date of termination of the Commitments pursuant to Section 2.6 or Section 8.2.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Cash Interest Expense” means, for any Reference Period, the sum (without duplication) of (i) total interest expense (excluding interest expense incurred in connection with the Securitizations) and (ii) all recurring unused commitment fees and other ongoing fees in respect of Indebtedness for borrowed money (including the Letter of Credit Fees), in each case that is paid or is payable in cash by the Borrower and its Subsidiaries during such Reference Period.

“Consolidated Indebtedness” means, at any time, the aggregate Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that, for purposes of calculating the financial covenants set forth in Article VI, Consolidated Indebtedness shall not include (i) the obligation of the Borrower or any Insurance Subsidiary under letters of credit to the extent undrawn supporting the liability of the Borrower or such Insurance Subsidiary in respect of any Primary Policy or Reinsurance Agreement underwritten by such Subsidiary, (ii) the obligations of the Borrower or any of its Subsidiaries under any Hybrid Equity Securities to the extent that the total book value of such Hybrid Equity Securities does not exceed 15% of Total Capitalization and (iii) the Securitization Indebtedness, and provided further that only the net termination obligations of the Borrower and any trust or other special purpose entity created by the Borrower under any Hedge Agreements shall be included as Consolidated Indebtedness.

“Consolidated Net Income” means, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries excluding (i) income (loss)

presented in accumulated other comprehensive income (loss) arising from adjustments pursuant to Statement of Financial Accounting Standards No. 115 and Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board of the United States of America, (ii) any Disqualified Equity Interests, and (iii) the amount of the Equity Interest of any Securitization Subsidiary owned, directly or indirectly, by the Borrower.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Fee Letters and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Swingline Exposure at such time and (iii) such Lender’s Letter of Credit Exposure at such time.

“Credit Extension” means each of the following: (i) a Borrowing and (ii) the Issuance of any Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its Ratable Share of any Borrowing, including the funding of a participation interest in Swingline Loans in accordance with the terms hereof, or any L/C Advance required to be funded by it hereunder, (ii) has failed to pay to the Administrative Agent, Issuing Lender, Swingline Lender or any Lender when due an amount owed by such Lender pursuant to the terms of this Credit Agreement, unless such amount is subject to a good faith dispute, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official, and such refusal has not been withdrawn or such default has not been cured within three Business Days.

“Disposition” has the meaning given to such term in Section 7.4.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Equity Interest referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Final Maturity Date; provided, however, that only the portion of any Equity Interest that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be a Disqualified Equity Interest.

“Dollars” or “$” means dollars of the United States of America.

“Domestic Insurance Subsidiary” means any Domestic Subsidiary that is also an Insurance Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender that is primarily engaged in the business of commercial banking, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (y) the Administrative Agent, the Issuing Lender and the Swingline Lender and (z) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) the Issuing Lender and Swingline Lender must approve any proposed assignee who is not a Lender and (y) “Eligible Assignee” shall not include the Borrower or any of its Affiliates or Subsidiaries.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “claims”), including, without limitation, (i) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment; provided, however, with respect to any such claims, a Unum Party shall have either been served with legal process or otherwise shall have received written notice of such claims.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or other Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Interests” means, with respect to any Person, shares of capital stock of, or any partnership, membership, limited liability company, trust or other ownership or profit interests in, such Person, together with (i) warrants, options or other rights for the purchase or other acquisition from such Person of any of the foregoing, (ii) securities convertible into or exchangeable for any of the foregoing or warrants, options or other rights for the purchase or other acquisition from such Person of any such securities, and (iii) any other ownership or profit interests in such Person, in each case, whether voting or nonvoting, and whether or not any of the foregoing are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days, (vi) the imposition or the threatened imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower or any ERISA Affiliate may be directly or indirectly liable, (viii) the occurrence with respect to any Plan of any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Event of Default” has the meaning given to such term in Section 8.1.

“Evergreen Letter of Credit” has the meaning given to such term in Section 2.5(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) any taxes imposed on or measured by its overall net income (however denominated), and any gross receipts imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if applicable) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“Facility Fee” has the meaning given to such term in Section 2.10(b).

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letters” means (i) the letter from the Administrative Agent, Syndication Agent and the Arrangers to the Borrower, dated October 26, 2007 and (ii) the letter from the Administrative

Agent and Wachovia Capital Markets, LLC to the Borrower, dated October 26, 2007, in each case relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as each is amended, modified, restated or supplemented from time to time.

“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Credit Documents have been indefeasibly paid in full.

“Final Maturity Date” means the first anniversary of the Commitment Termination Date.

“Financial Condition Certificate” means a fully completed and duly executed certificate in the form of Exhibit E.

“Financial Officer” means, with respect to the Borrower, the chief executive officer, chief financial officer or treasurer of the Borrower.

“Financial Strength Rating” means the financial strength rating issued with respect to any Insurance Subsidiary by A.M. Best Company (or its successor).

“fiscal quarter” means a fiscal quarter of the Borrower and its Subsidiaries.

“fiscal year” means a fiscal year of the Borrower and its Subsidiaries.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including any insurance regulatory authority), court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to any Person, at the time of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (y) for the payment or discharge of any such primary obligation or (z) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Historical Statutory Statements” has the meaning given to such term in Section 4.12(b).

“Hybrid Equity Securities” shall mean any hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are shown on the consolidated financial statements of the Borrower as liabilities and (i) treated as equity by Standard & Poor’s, and (ii) that, by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or is not subject to any mandatory repurchase requirement, at any time on or prior to the date which is 1 year after the Final Maturity Date.

“Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Equity Interests issued by such Person, with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien, provided that, Indebtedness shall not include payment or performance guaranties by any Unum Party of the obligations of any Insurance Subsidiary under Primary Policies, Reinsurance Agreements or Retrocession Agreements which are entered into in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning given to such term in Section 10.1(b).

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary or the Borrower, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” means any Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the Requirements of Law of its jurisdiction of domicile.

“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Period” has the meaning given to such term in Section 2.11.

“Internal Control Event” means a “material weakness” (as defined in Statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and the accounting and auditing principles, rules, standards and practices promulgated or approved with respect thereto.

“Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

“Investment Policy” means the investment policy of the Borrower as in effect on the Closing Date for the management of its investment portfolio with such revisions thereto as are approved by the Board of Directors of the Borrower from time to time.

“Investments” has the meaning given to such term in Section 7.5.

“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have correlative meanings.

“Issuing Lender” means Wachovia in its capacity as issuer of Letters of Credit, and its successors in such capacity.

“Judgment Currency” has the meaning given to such term in Section 10.14.

“L/C Advance” has the meaning given to such term in Section 2.5(b)(i).

“L/C Disbursement” means with respect to any Letter of Credit, a payment made by the Issuing Lender pursuant thereto.

“L/C Disbursement Date” means, with respect to each L/C Disbursement made under any Letter of Credit for purposes of determining when the Reimbursement Obligation of the Borrower is due and payable pursuant to Section 2.5(a)(iv), if the Borrower receives notice from the Administrative Agent of any L/C Disbursement prior to 2:00 p.m., Charlotte time, on any Business Day, such Business Day and if such notice is received after 2:00 p.m., Charlotte time, on any Business Day, the following Business Day.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.20(a) or Section 10.6, and their respective successors and assigns.

“Lending Office” means, with respect to any Lender, the office of such Lender designated by it as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans and Letters of Credit, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit” means any standby letter of credit Issued by the Issuing Lender hereunder in which the Lenders purchase a risk participation pursuant to Section 2.5(a)(iii) and which shall be substantially in the form of Exhibit G or in such other form as may be agreed by the Borrower and the Issuing Lender; and “Letters of Credit” means all of the foregoing.

“Letter of Credit Application” has the meaning given to such term in Section 2.5(a)(i).

“Letter of Credit Commitment” means $100,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, such Letter of Credit and any Letter of Credit Application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Ratable Share of the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations at such time.

“Letter of Credit Fee” has the meaning given to such term in Section 2.10(e).

“LIBOR Market Index Rate” means, for any Business Day, the rate of interest for one month U.S. dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) determined as of 11:00 a.m. (London time), for such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest appearing on Reuters Screen LIBOR01 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such

Interest Period for a period substantially equal to such Interest Period, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Licenses” has the meaning given to such term in Section 4.5.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall mean any or all of the Revolving Loans, the Term Loans and the Swingline Loans.

“Main Domestic Insurance Subsidiary” means any one of Provident Life and Accident Insurance Company, Unum Life Insurance Company of America, The Paul Revere Life Insurance Company and Colonial Life & Accident Insurance Company, and “Main Domestic Insurance Subsidiaries” refers to all of them.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its payment or other material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Subsidiaries” means, collectively, each Subsidiary of the Borrower that is a “significant subsidiary” as such term is defined in Regulation S-X, excluding any Securitization Subsidiary.

“Maturity Date” shall mean the Commitment Termination Date unless the Borrower shall exercise the Term-Out Option, in which case “Maturity Date” shall mean the Final Maturity Date.

“Model Act” means the Risk-Based Capital for Life and/or Health Insurers Model Act and the rules, regulations and procedures prescribed from time to time by the NAIC with respect thereto, in each case as amended, modified or supplemented from time to time by the NAIC.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or may have liability.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-Extension Notice Date” has the meaning given to such term in Section 2.5(a)(ii).

“Note” means any promissory note of the Borrower in the form of Exhibit A prepared in accordance with Section 2.4(d).

“Notice of Borrowing” has the meaning given to such term in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.12(b).

“Notice of Non-Extension” has the meaning given to such term in Section 2.5(a)(ii).

“Notice of Swingline Borrowing” has the meaning given to such term in Section 2.2(c).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable Debtor Relief Laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, the Issuing Lender, the Swingline Lender, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” means all present or future stamp or documentary taxes or duties or any other excise or property taxes, charges or similar levies or duties arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning given to such term in Section 10.6(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Liens” has the meaning given to such term in Section 7.3.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“Platform” has the meaning given to such term in Section 5.1.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA (or the regulations issued thereunder) or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code (or the regulations issued thereunder) or by reason of a Department of Labor prohibited transaction individual or class exemption.

“Public Lender” has the meaning given to such term in Section 5.1.

“Quarterly Statement” means, with respect to any Insurance Subsidiary or the Borrower, the quarterly financial statements of such Person as required to be filed with any Insurance Regulatory Authority of competent jurisdiction, prepared in conformity with SAP and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect, provided that, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s Credit Exposure by the Aggregate Credit Exposure as of any date of determination.

“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Refunded Swingline Loans” has the meaning given to such term in Section 2.2(d).

“Register” has the meaning given to such term in Section 10.6(c).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligations” means the obligation of the Borrower to reimburse the Issuing Lender and the Lenders for any payment made by Issuing Lender and the Lenders under, or in respect of, any Letter of Credit, together with interest thereon payable as provided herein.

“Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any reinsurer agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, (a) prior to the Commitment Termination Date, Lenders having commitments representing more than 50% of the aggregate Commitments at such time, or (b) on and after the Commitment Termination Date, the Lenders holding outstanding Credit Exposure (excluding Swingline Loans), representing more than 50% of the Aggregate Credit Exposure at such time.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of the Borrower, and any other officer or similar official thereof directly responsible for the administration of the obligations of the Borrower in respect of this Agreement or any other Credit Document.

“Retrocession Agreement” means any agreement, treaty, certificate or other arrangement whereby any Subsidiary cedes to another insurer all or part of such Subsidiary’s liability under a policy or policies of insurance reinsured by such Subsidiary.

“Revolving Loans” has the meaning given to such term in Section 2.1.

“Risk Based Capital Ratio” means the risk-based capital ratio for the Domestic Insurance Subsidiaries (excluding the Securitization Subsidiaries), calculated on a weighted average basis, using the NAIC Company Action Level formula, as amended, modified or supplemented from time to time by the NAIC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ sanctions, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SAP” means, with respect to any Insurance Subsidiary or the Borrower, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.

“Securitization” means any securitization or monetization arrangement involving a Securitization Subsidiary with respect to obligations arising out of or relating to Securitized Assets.

“Securitization Indebtedness” means Indebtedness for borrowed money of any Securitization Subsidiary incurred in connection with a Securitization.

“Securitization Subsidiary” means (i) Tailwind Holdings, LLC and (ii) Northwind Holdings, LLC, and their respective successors.

“Securitized Assets” means Primary Policies, Reinsurance Agreements and Retrocession Agreements.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Swingline Commitment” means $25,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” means, with respect to any Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(d) to refund, or to purchase participations pursuant to Section 2.2(e) in, Swingline Loans that are outstanding at such time.

“Swingline Lender” means Wachovia in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” has the meaning given to such term in Section 2.1(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” shall mean each Revolving Loan that is converted into a term loan on the Commitment Termination Date as set forth in Section 2.1(b).

“Term-Out Option” shall have the meaning given to such term in Section 2.1(b).

“Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date, (ii) Consolidated Indebtedness (but excluding any Hybrid Equity Securities) as of such date and (iii) the obligations of any Unum Party under any Hybrid Equity Securities as of such date.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of shareholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“TPS Exclusion Amount” means, on any date of determination, an amount equal to 15% of the sum of (i) the accreted value of the Trust Preferred Securities outstanding on such date, (ii) Consolidated Indebtedness as of such date (excluding, to the extent otherwise included, the Trust Preferred Securities) and (iii) the Consolidated Net Worth as of such date (excluding, to the extent otherwise included, the Trust Preferred Securities).

“Trust Preferred Securities” means any preferred securities offered by a special purpose business trust of which the Borrower or any of its Subsidiaries is the grantor, the proceeds of which are or have been used principally to purchase subordinated debentures issued by the Borrower or any of its Subsidiaries.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code, each as reported in the most recent annual report for such Plan.

“United States” and “U.S.” mean the United States of America.

“Unum Parties” means, collectively, the Borrower, the Borrower’s Subsidiaries, and their respective successors.

“Unutilized Commitment” means, at any time for each Lender, such Lender’s Commitment less the sum of (i) the outstanding principal amount of Loans made by such Lender (ii) such Lender’s Swingline Exposure and (iii) such Lender’s Letter of Credit Exposure.

“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“Utilization Fee” has the meaning given to such term in Section 2.10(c).

“Wachovia” means Wachovia Bank, National Association, and its successors and assigns.

“Wells Notice” means, with respect to any Person, a written notice by the staff of the Securities and Exchange Commission (the “SEC”) to the effect that the staff has completed an investigation of such Person and intends to recommend that the SEC take enforcement action against such Person in respect of alleged securities laws violations.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests of such Subsidiary is owned, directly or indirectly, by such Person.

1.2 Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if the

Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.3 Other Terms; Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT

2.1 Commitments.

(a) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, (i) to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower from time to time on any Business Day during the Availability Period, (ii) the Issuing Lender hereby agrees from time to time on any Business Day during the

Availability Period to Issue Letters of Credit for the account of the Borrower, and each Lender hereby agrees to purchase participations in the obligations of the Issuing Lender under such Letters of Credit so issued; provided that no Lender shall be obligated to make or participate in any Credit Extension if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (x) the Credit Exposure of any Lender would exceed its Commitment at such time, (y) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time, or (z) with respect to any Credit Extension constituting the Issuance of a Letter of Credit, the applicable conditions in Section 2.5(e) are not satisfied. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans, and the Borrower may obtain Letters of Credit on a revolving basis to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Subject to and upon the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, which shall promptly notify the Lenders, not less than five Business Days prior to the Commitment Termination Date, convert all Revolving Loans outstanding as of the close of business on the Commitment Termination Date into Term Loans (the “Term-Out Option”), provided that the applicable conditions in Section 3.2 have been satisfied, both immediately before and after giving effect to the conversion of such Revolving Loans. The Terms Loans of each Lender (i) shall, unless otherwise specifically provided herein, consist of Term Loans of the same Type, and (ii) shall not exceed in initial principal amount for such Lender an amount which equals the total principal amount of Revolving Loans owed to such Lender and outstanding as of the close of business on the Commitment Termination Date. Once repaid, Term Loans may not be reborrowed.

(c) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the Availability Period in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Letter of Credit Exposure at such time, would exceed the Swingline Lender’s own Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (y) the Credit Exposure of any Lender (other than the Swingline Lender) would exceed its Commitment at such time or (z) the Aggregate Credit Exposure would exceed the aggregate Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(e)) and reborrow Swingline Loans.

2.2 Borrowing.

(a) The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans, provided that (i) the Swingline Loans shall be made and maintained at the LIBOR Market Index Rate plus the Applicable Percentage for LIBOR Loans as in effect at such time and (ii) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type. In order to make a Borrowing (other than (w) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(c), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(d),(y) conversions of Revolving Loans upon exercise of the Term-Out Option, which shall be made pursuant to Section 2.1(b) or (z) continuations or conversions of outstanding Loans made pursuant to Section 2.12), the Borrower shall deliver to the Administrative Agent a fully executed, irrevocable notice of borrowing in the form of Exhibit B-1 (the “Notice of Borrowing”) no later than 11:00 a.m., Charlotte time three Business Days prior to each Borrowing of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day prior to each Borrowing of Base Rate Loans. Upon its receipt of the Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the proposed borrowing. Notwithstanding anything to the contrary contained herein:

(i) each Borrowing of Base Rate Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each Borrowing of LIBOR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Commitments);

(ii) if the Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and

(iii) if the Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month.

(b) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Ratable Share of such requested Borrowing as its Loan or Loans. Upon satisfaction or waiver of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is to occur on the Closing Date, Section 3.1), the Administrative Agent will make the proceeds of the Loans available to the Borrower in accordance with Section 2.3(a) by causing an amount of like funds equal to the amount received from the Lenders to be credited to an account of the Borrower.

(c) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 11:00 a.m., Charlotte time, on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $100,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, one Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 2.16(b).

(e) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to Section 2.2(d) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Ratable Share of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(e), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three Business Days and thereafter at the Adjusted Base Rate. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s Ratable Share of such payment.

(f) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(d) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(e) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(a), or (iv) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied.

(g) All Term Loans made pursuant to Section 2.1(b) shall be made by the Lenders pro rata on the basis of their respective Commitments as in effect immediately prior to the Commitment Termination Date.

2.3 Disbursements; Funding Reliance; Domicile of Loans.

(a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing it makes in accordance with the terms of any written instructions from any Authorized Officer of the Borrower, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent its Ratable Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan made on the applicable Borrowing Date and such payment shall absolve any obligation of the Borrower in respect of any demand made under this Section in respect of such Loan. Any payment by the Borrower under this Section 2.3(b) shall be without prejudice to any claim the Borrower may have against any Lender that shall have failed to make such payment to the Administrative Agent.

(c) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.1(c) are several and not joint. The failure of any Lender to make any such Loan, fund its participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, fund its participation or to make any such payment required hereunder.

(d) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4 Evidence of Debt; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Credit Extension made by such Lending Office of such Lender, including the amounts of principal and interest payable and paid to such Lending Office of such Lender in respect of its Loans from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the date and amount of each applicable L/C Disbursement made under a Letter of Credit, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan, (iv) the amount of any Reimbursement Obligation or interest due and payable or to become due and payable from the Borrower to each Lender and the Issuing Lender and (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s Ratable Share thereof.

(c) The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section 2.4(a)) shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) its Obligations under this Agreement.

(d) The Loans made by each Lender shall, if requested by any Lender (which request shall be made to the Administrative Agent), be evidenced by a Note, executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5	Letters of Credit.

(a) General. The Borrower may request the Issuing Lender to Issue, at any time and from time to time during the Availability Period, Letters of Credit for the account of the Borrower subject to the terms and conditions set forth herein, including without limitation the following:

(i) Notice of Issuance. To request the Issuance of a Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (which shall promptly notify the Lenders) at least three Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent and the Issuing Lender, including any request for the Issuance of a Letter of Credit on the Closing Date, subject to approval by the Administrative Agent and the Issuing Lender) a letter of credit application on the Issuing Lender’s standard form (with such changes as the Issuing Lender shall reasonably deem appropriate) (a “Letter of Credit Application”) requesting the Issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed, extended or increased as the case may be, and specifying: (A) the date of Issuance (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with Section 2.5(a)(ii)), (C) the Stated Amount of such Letter of Credit (it being agreed that all Letters of Credit shall be issued in Dollars), (D) the name and address of the beneficiary thereof and (E) such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Letter of Credit, it being understood and agreed that Letters of Credit may be extended and renewed in accordance with Section 2.5(a)(ii). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other Letter of Credit Document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) Expiry Date. Each Letter of Credit shall expire at or prior to the earlier of (a) the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (b) the Final Maturity Date; provided, however, if the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that provides for renewal for successive periods of one year or less (but not beyond the Final Maturity Date) (each, an “Evergreen Letter of Credit) unless and until the Issuing Lender shall have delivered prior written notice of nonrenewal to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than the time specified in such Letter of Credit (such time, the “Non-Extension Notice Date”). Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Final Maturity Date; provided, however, that the Issuing Lender shall not permit any such extension if (x) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof (by reason of the provisions of Section 2.5(e) or otherwise), (y) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Lenders or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied or (z) the Commitment Termination Date has occurred, and in each such case directing the Issuing Lender not to permit such extension.

(iii) Participations. By the Issuance of a Letter of Credit by the Issuing Lender and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation in such Letter of Credit in an amount equal to such Lender’s Ratable Share of the Stated Amount of such Letter of Credit and the the Borrower’s reimbursement obligations with respect thereto. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the aggregate Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Ratable Share of each L/C Disbursement made by the Issuing Lender in respect of any Letter of Credit promptly upon the request of the Issuing Lender at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the the Borrower or at any time after any reimbursement payment is required to be disgorged or refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.5(a)(iv), the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement shall not relieve the the Borrower of its obligation to reimburse such L/C Disbursement.

(iv) Reimbursement. The Borrower agrees that it shall reimburse the Issuing Lender in respect of L/C Disbursements made under Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the amount of such L/C Disbursement no later than 12:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid together with interest thereon payable as provided in Section 2.5(g), a “Reimbursement Obligation”). The Borrower’s obligation under this 2.5(a)(iv) to reimburse each Lender with respect to its Reimbursement Obligations shall be absolute and unconditional and subject to the provisions of Section 2.13(a).

(b) Disbursement Procedures; Funding of Participations.

(i) The Issuing Lender shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Letters of Credit), examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the the Borrower by telephone (confirmed by telecopy or email) of such demand for payment and whether the Issuing Lender has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such L/C Disbursement. If the Borrower shall fail to reimburse the Issuing Lender for such L/C Disbursement on the date and time specified in Section 2.5(a)(iv), the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Share thereof. Each Lender (including the Lender acting as Issuing Lender) shall upon such notice make funds available in Dollars to the Administrative Agent for the account of the Issuing Lender at the Payment Office in an amount equal to its Ratable Share of the unpaid L/C Disbursement (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under such Letter of Credit, together with interest as provided herein.

(ii) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5(b) by the time specified in Section 2.5(b)(i), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 2.5(b) to reimburse the Issuing Lender for any L/C Disbursement, interest in respect of such Lender’s L/C Advance shall be solely for the account of the Issuing Lender.

(c) Repayment of Participations.

(i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.5(b), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Ratable Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.5(b)(i) is required to be returned under any of the circumstances described in Section 2.14 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(d) Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 2.5(b) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.

(e) Conditions Precedent to the Issuance of Letters of Credit. The Issuing Lender shall be under no obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Issuance of such Letter of Credit or any Requirement of Law applicable to the Issuing Lender, the Administrative Agent or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender or any Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date;

(ii) upon issuance (i) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed the Letter of Credit Commitment, or (ii) when added to the Aggregate Credit Exposure, would exceed the aggregate Commitments at such time;

(iii) the Issuing Lender shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;

(iv) the Administrative Agent has received written notice from the Issuing Lender or the Required Lenders, as the case may be, or the Borrower, on or prior to the Business Day prior to the requested date of the Issuance of such Letter of Credit, that one or more of the applicable conditions under Section 3.2 is not then satisfied;

(v) the expiry date of such Letter of Credit would occur more than twelve months after the date of Issuance or last extension unless the Required Lenders have approved such expiry date;

(vi) the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;

(vii) such Letter of Credit (if other than substantially in the form of Exhibit H) is not substantially in form and substance reasonably acceptable to the Issuing Lender;

(viii) such Letter of Credit is denominated in a currency other than Dollars;

(ix) a default of any Lender’s obligations to fund under Section 2.5(b) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender; or

(x) a Default or Event of Default has occurred and is continuing.

(f) Obligations Absolute.

(i) The obligations of the Borrower to reimburse with respect to a L/C Disbursement under any Letter of Credit issued for the account of the Borrower and of any Lender to reimburse the Issuing Lender with respect to any L/C Disbursement under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of this Agreement, any other Credit Document, any Letter of Credit Document or any other agreement or instrument relating thereto;

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any guarantor, other than as may be expressly set forth in this Agreement.

(ii) Neither the Administrative Agent, the Issuing Lender nor any Lender nor any of their Related Parties shall have any liability or responsibility to the Borrower by reason of or in connection with the Issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, the Issuing Lender or a Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(g) Interest. Unless the Borrower reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the rate per annum then applicable to Base Rate Loans (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such L/C Disbursement).

(h) Interest Rate Determination. The Administrative Agent shall give prompt notice to the the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.5(g).

(i) Collateralization of Letters of Credit.

(i) If (i) as of the Commitment Termination Date, any Letter of Credit may for any reason remain outstanding, (ii) at any time, the Aggregate Credit Exposure shall exceed the aggregate Commitments (after giving effect to any concurrent termination or reduction thereof) pursuant to Section 2.7(b) or (iii) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to cash collateralize the aggregate Letter of Credit Exposure pursuant to Section 8.2(d), the Borrower shall deliver to the Administrative Agent as cash collateral an amount in cash equal to 105% of the aggregate Stated Amount of all Letters of Credit of the Borrower outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) or, in the case of clause (ii) above, an amount in cash equal to such excess. The Administrative Agent shall deposit such cash in a special collateral account of the Borrower pursuant to arrangements satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Lender and the Lenders.

(ii) The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of the Borrower, and for application to its aggregate Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Issuing Lender and the Lenders and the Borrower shall have no interest therein except as set forth in clause (iii) of this Section 2.5(i). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.

(iii) In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the the Borrower and reimbursement in full of the Issuing Lender for all of its respective obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations of the Borrower in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide cash collateral pursuant to Section 2.7(b), such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to the Borrower, provided that after giving effect to such return (i) the Aggregate Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Use of Letters of Credit. The Letters of Credit shall be available and the Borrower agrees that it shall use its Letters of Credit to support its own obligations primarily under the Primary Policies and Reinsurance Agreements to which it is a party and for its general corporate purposes.

2.6 Termination and Reduction of Commitments and Swingline Commitment.

(a) The aggregate Commitments shall be automatically and permanently terminated on the Commitment Termination Date. The Swingline Commitment shall be automatically and permanently terminated on the Commitment Termination Date.

(b) At any time and from time to time after the date hereof, upon not less than three Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments or the Unutilized Swingline Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 ($500,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $1,000,000 in excess thereof, and applied ratably among the Lenders according to their respective Commitments ($100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this Section 2.6(b) may not thereafter be reinstated. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.6 that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Commitment or the Letter of Credit Commitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment or the Letter of Credit Commitment, as the case may be, to the amount of the aggregate Commitments (as so reduced), without any further action on the part of the Borrower, the Issuing Lender, the Swingline Lender or any other Lender.

(c) All fees accrued in respect of the Unutilized Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.

2.7 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Lenders the aggregate outstanding principal of the Revolving Loans on the Commitment Termination Date unless the Borrower exercises the Term-

Out Option and, in such case, the aggregate outstanding principal of the Term Loans, if any, shall be due and payable in full on the Final Maturity Date. The aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Commitment Termination Date

(b) In the event that, at any time, the Aggregate Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay (i) the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, (ii) the outstanding principal amount of the Revolving Loans in the amount of such excess. To the extent such excess amount is greater than the aggregate principal amount of Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for the aggregate Letter of Credit Exposure, as more particularly described in Section 2.5(i), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount. Each payment or prepayment pursuant to the provisions of this Section 2.7 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.19 to be paid as a consequence thereof.

2.8 Voluntary Prepayments.

(a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis), provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.19 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of such Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.8(a) (but not Term Loans) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the

Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b) Each prepayment of the Loans made pursuant to Section 2.8(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.9 Interest.

(a) Subject to Section 2.9(b), each Loan shall bear interest on the outstanding principal amount thereof from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan and (iii) at the Adjusted LIBOR Market Index Rate, as in effect from time to time during such periods as such Loan is a Swingline Loan.

(b) Upon the occurrence and during the continuance of any Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans, all Reimbursement Obligations (to the extent not already bearing an additional 2% per annum pursuant to Section 2.5(g)) and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate, the Adjusted LIBOR Market Index Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c) Accrued (and theretofore unpaid) interest in respect of any Loan shall be payable as follows:

(i) in respect of each Base Rate Loan and Swingline Loan, in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date;

(ii) in respect of each LIBOR Loan, in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.11(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan;

(iii) upon any payment of any Loan pursuant to Section 2.7 or Section 2.8 (other than the prepayment of a Base Rate Loan prior to the Maturity Date), to the extent accrued on the amount being paid or prepaid; and

(iv) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

(f) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 4.12, 5.1(a) or 5.1(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.13(e). This Section 2.9(f) is in addition to the rights of the Administrative Agent and Lenders with respect to Sections 2.9(b) and 8.2 and other respective rights under this Agreement.

2.10 Fees. The Borrower agrees to pay:

(a) To the Arrangers and Wachovia, for their own respective accounts, the fees required under the Fee Letters to be paid to them and the Lenders in the amounts and at the times as required by the terms thereof;

(b) To the Administrative Agent, for the account of each Lender, a facility fee (a “Facility Fee”), which shall accrue at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during each calendar quarter (or portion thereof) on such Lender’s Commitment, regardless of usage, during the period from and including the date hereof to but excluding the Commitment Termination Date. Accrued Commitment Fees shall be payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the date hereof and (ii) on the Commitment Termination Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day);

(c) To the Administrative Agent, for the account of each Lender, a utilization fee (the “Utilization Fee”) payable for each day the aggregate outstanding principal amount of Loans made by the Lenders is greater than (i) prior to the Commitment Termination Date, 50% of the aggregate Commitments or (ii) after the exercise by the Borrower of the Term-Out Option, 50% of the Commitments in effect immediately prior to the Commitment Termination Date, including in each case under clause (i) and (ii) at any time during which one or more of the conditions in Section 3.2 is not met. The Utilization Fee shall be computed at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time on such Lender’s Ratable Share of the average daily aggregate outstanding principal amount of the Loans made by the Lenders. The Utilization Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date through the Final Maturity Date and (ii) on the Final Maturity Date;

(d) To the Administrative Agent, for the account of each Lender, in the event the Borrower exercises the Term-Out Option, the Borrower will pay a fee of 0.25% on the outstanding principal amount of the Term Loan made by such Lender on the Commitment Termination Date;

(e) To the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter on such Lender’s Ratable Share of the average daily Aggregate Stated Amount of Letters of Credit outstanding during such quarter. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date through the Final Maturity Date and (ii) on the Final Maturity Date;

(f) To the Administrative Agent, for its own account, the annual administrative fee described in the Fee Letters, on the terms, in the amount and at the times set forth therein; and

(g) To the Issuing Lender, for its own account, with respect to the Issuance of each Letter of Credit hereunder, a fronting fee described in the Fee Letters, on the terms, in the amount and at the times set forth therein and such reasonable fees and expenses as the Issuing Lender customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

2.11 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan or the date of the conversion of a Base Rate Loan into such LIBOR Loan, and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than four separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the preceding Business Day;

(v) no Interest Period may be selected with respect to the Loans that would end after a scheduled date for repayment of principal of the Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date;

(vi) the Borrower may not select any Interest Period that expires after the Maturity Date, with respect to Loans that are to be maintained as LIBOR Loans;

(vii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(viii) the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

2.12 Conversions and Continuations.

(a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans of the same Borrowing into Base Rate Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.17(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.19 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then-current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.13 Method of Payments; Computations; Apportionment of Payments.

(a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Administrative Agent, the Issuing Lender or the Lenders), at the Payment Office prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.11(iv) are applicable, such due date shall be the preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s Ratable Share of such payment, and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its Ratable Share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its Ratable Share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Issuing Lender and Swingline Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Lender and Swingline Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders, the Issuing Lender or the Swingline Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 8.2 shall be applied by the Administrative Agent as follows:

(i) first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii) second, to the payment of any fees owed to the Administrative Agent and the Issuing Lender hereunder or under any other Credit Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders, the Swingline Lender and the Issuing Lender in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv) fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize Letter of Credit Exposure);

(vi) sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders, the Swingline Lender and the Issuing Lender in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize Letter of Credit Exposure pursuant to Section 2.5(i).

2.14 Recovery of Payments.

(a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender or the Issuing Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or the Issuing Lender, or pursuant to applicable Requirements of Law, such Lender or the Issuing Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Issuing Lender on the same basis as such amounts were originally distributed.

2.15 Use of Proceeds. The proceeds of the Loans shall be used to provide for the working capital and general corporate requirements of the Borrower and its Subsidiaries (other than for the redemption, retirement or repurchase of any Equity Interest of any Unum Party) not in contravention of any Requirement of Law or any provision of this Agreement or any other Credit Document.

2.16 Pro Rata Treatment.

(a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their Ratable Share (in the case of the initial making of the Loans) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of the Loans), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Reimbursement Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.16(b) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.16(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.16(b) to share in the benefits of any recovery on such secured claim.

2.17 Increased Costs; Change in Circumstances; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii) subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or Swingline Loan or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate or calculation of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender (accompanied by the certificate referred to in Section 2.17(c)) of participating in, issuing or maintaining any Letter of Credit or any Swingline Loan (or of

maintaining its obligation to participate in or to issue any Letter of Credit or any Swingline Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the calculation in reasonable detail of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.17(a) or Section 2.17(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then-outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies) and (iii) any Notice of Borrowing or Notice of

Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(f) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender determines in good faith that any Change in Law has or would have the effect of making it unlawful for such Lender or its applicable Lending Office to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.18 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such withholdings or deductions and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of Section 2.18(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form), or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) If the Administrative Agent or any Lender or determines, in its sole discretion, that it has received a refund of or otherwise recovers any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or amount recovered (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or recovery), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or amount recovered to such Governmental Authority. This Section 2.18(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.19 Compensation. The Borrower will compensate each Lender upon demand for all losses (other than loss of Applicable Percentage), expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) the initial borrowing of a LIBOR Loan or continuation of, or conversion into a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.20(a) or any acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.19 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.19. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.19 by any Lender as to any additional amounts payable pursuant to this Section 2.19 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.19 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.20 Replacement of Lenders; Mitigation of Costs.

(a) The Borrower may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from the Borrower under Sections 2.17(a) or 2.17(b) or payments from the Borrower (or with respect to which payments are required to be made) under Section 2.18, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.17(f) or (iii) that is a Defaulting Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Administrative Agent shall have received the assignment fee specified in Section 10.6(b)(iii);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, any L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.19) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a request for compensation under Sections 2.17(a) or 2.17(b) or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) If any Lender requests compensation under Sections 2.17(a) or 2.17(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender gives a notice pursuant to Section 2.17(f), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or L/C Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.17(a), 2.17(b) or 2.18, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.17(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender as it so deems in good faith. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to the Closing Date. The obligation of each Lender to make Credit Extensions hereunder shall become effective on the date (such date, the “Closing Date”) on which each of the following conditions precedent is satisfied:

(a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies or in an electronic format acceptable to the Administrative Agent (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date prior to the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender requesting a Note;

(iii) the favorable opinions of (A) Miller & Martin PLLC, special Tennessee counsel to the Borrower, which opinion shall cover the matters contained in Exhibit F-1, and (B) Susan N. Roth, Vice President, Corporate Secretary and Assistant General Counsel to the Borrower, which opinion shall cover the matters contained in Exhibit F-2;

(iv) a certificate, signed by an Authorized Officer of the Borrower, certifying that (A) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the transactions contemplated hereby (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (B) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, (C) no change, occurrence or development shall have occurred or become known to the Borrower since December 31, 2006 that could reasonably be expected to have a Material Adverse Effect, and (D) all conditions precedent to the Closing Date set forth in this Section 3.1 have been satisfied or waived as required hereunder;

(v) a certificate of the secretary or an assistant secretary of the Borrower certifying (A) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (B) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and (C) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of the Borrower, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above;

(vi) the Financial Condition Certificate signed by an Authorized Officer of the Borrower containing the copies of the financial statements referred to in Section 4.12 and confirming that, as of the Closing Date, after giving effect to the consummation of the transactions contemplated hereby:

(A) each of the Borrower and its Subsidiaries is solvent; and

(B) the Financial Strength Rating for each Main Domestic Insurance Subsidiary is A- or better; and

(vii) a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization, from the Secretary of State of such jurisdiction.

(b) All material governmental authorizations and third-party consents and approvals necessary in connection with the consummation of any of the transactions contemplated hereby shall have been obtained and shall remain in effect and shall not impose any restriction or condition materially adverse to the Administrative Agent or the Lenders; all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority; and no law or regulation shall be applicable, or event shall have occurred, that seeks to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the consummation of any of the transactions contemplated hereby.

(c) There shall be no action, suit, proceeding or investigation (whether previously existing, newly instituted or threatened) before, and no order, injunction or decree shall have been entered by, any court, arbitrator or other Governmental Authority, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the consummation of any of the transactions contemplated hereby or that has, or could reasonably be expected to have, a Material Adverse Effect.

(d) The Administrative Agent shall have received copies of the financial statements referred to in Section 4.12.

(e) Since December 31, 2006, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(f) The Administrative Agent shall be satisfied that, as of the last day of the fiscal quarter most recently ended prior to the Closing Date in which financial statements are available, the Borrower is in compliance with the financial covenants set forth in Article VI and shall have received a certificate of an Authorized Officer of the Borrower as to the foregoing, together with a completed Covenant Compliance Worksheet and other supporting documentation.

(g) The Borrower shall have paid (i) to the Arrangers and the Administrative Agent, the fees required under the Fee Letters to be paid to it on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letters, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent, the Issuing Lender and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby.

(h) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the Loans to be made hereunder.

(i) Each of the Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby consistent with those customarily found in similar financings.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extensions hereunder (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(d)), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of Issuance:

(a) The Borrower shall have delivered a Notice of Borrowing in accordance with Section 2.2(a), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(c) or (together with the Issuing Lender), a Letter of Credit Application, as applicable;

(b) Each of the representations and warranties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the date of any Credit Extension, with the same effect as if made on and as of such date, both immediately before and after giving effect to such Credit Extension (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Credit Extension;

(d) With respect to the making of any Credit Extension, the limitation on amounts set forth under Section 2.1(a) shall not have been exceeded; and

(e) With respect to the Issuance of any Letter of Credit, the applicable conditions in Section 2.5(e) shall have been satisfied.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Application, and the consummation of each Credit Extension, shall be deemed to constitute a representation and warranty by the Borrower that the statements contained in Sections 3.2(b) through 3.2(e) above are true, both as of the date of such notice or request and as of the date such Credit Extension is made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

4.1 Corporate Organization and Power. The Borrower and each Subsidiary thereof (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate power and authority to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; Enforceability.

(a) The Borrower has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents and has taken all necessary corporate action to execute, deliver and perform its obligations under each of the Credit Documents, and has validly executed and delivered each of the Credit Documents.

(b) This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law, including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy; and (ii) concepts of materiality, reasonableness, good faith, and fair dealing.

4.3 No Violation. The execution, delivery and performance by the Borrower of this Agreement and each of the other Credit Documents, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation, bylaws or other organizational documents, (ii) contravene any other Requirement of Law applicable to it or (iii) conflict with, result in a breach of, or the creation of any Lien under, or require any payment to be made under, or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, other than, in the case of clauses (ii) and (iii), such contraventions, conflicts, breaches, Liens, payments and defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Governmental and Third-Party Authorization; Permits.

(a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Credit Documents or the legality, validity or enforceability hereof or thereof, other than such consents, approvals, authorizations and other actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries thereof has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.5 Insurance Licenses. Schedule 4.5 lists with respect to each Insurance Subsidiary, as of the Closing Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Insurance Subsidiary transacts any insurance or reinsurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 4.5, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction except to the extent that the failure to have any such license, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of a Responsible Officer of the Borrower, threatened, at law or in equity before any court, arbitrator or other Governmental Authority, against or affecting, and no Wells Notice has been received by, the Borrower, any of their respective officers or directors or any of their respective properties (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby.

4.7 Taxes. The Borrower and each Subsidiary thereof has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such returns are true, correct and complete in all material respects. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the Borrower or any Subsidiary thereof the outcome of which could reasonably be expected to have a Material Adverse Effect. There is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any Subsidiary thereof for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP (if so required) or that could not reasonably be expected to have a Material Adverse Effect.

4.8 Subsidiaries.

(a) Set forth on Schedule 4.8 is a complete and accurate list of all of the Subsidiaries of the Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding Equity Interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such Equity Interests. Each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on Schedule 4.8.

(b) No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests, to repay Indebtedness owed to the Borrower, to make loans or advances to the Borrower, or to transfer any of its assets or properties to the Borrower, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

4.9 Full Disclosure. All information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Arrangers or any Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby, is and will be complete and correct in all material respects as of the date so furnished and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which the same were made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon reasonable assumptions at the time made. As of the Closing Date, there is no fact known to the Borrower that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders.

4.10 Margin Regulations. Neither the Borrower nor of any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Credit Extension will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

4.11 No Material Adverse Effect. Since December 31, 2006, there has not occurred (i) any Material Adverse Effect, or (ii) any event, condition or state of facts that could reasonably be expected to have such a Material Adverse Effect.

4.12 Financial Matters.

(a) The Borrower has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal years ending December 31, 2004, December 31, 2005 and December 31, 2006 and the related statements of income, shareholders’ equity and cash flows for the fiscal years or period then ended, together with the opinion of Ernst & Young LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the last fiscal quarter ending at least 45 days prior to the Closing Date, and the related statements of income, shareholders’ equity and cash flows for the partial period then ended. Such consolidated financial statements (A) have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year end adjustments), (B) present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof.

(b) The Borrower has heretofore furnished to the Administrative Agent copies of (i) the Annual Statements of each Insurance Subsidiary as of December 31, 2006, 2005 and 2004 for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority, and (ii) the Quarterly Statement of each Insurance Subsidiary as of the last day of the last fiscal quarter ending at least 45 days before the Closing Date, and for the period beginning on January 1, 2007 and ending on such date, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year end adjustments), were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.

(c) Neither (i) the board of directors of the Borrower, a committee thereof or an authorized officer of the Borrower has concluded that any financial statement previously furnished to the Administrative Agent or any Lender should no longer be relied upon because of an error, nor (ii) has the Borrower been advised by its auditors that a previously issued audit report or interim review cannot be relied upon.

4.13 Ownership of Properties. The Borrower and each Subsidiary thereof (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets necessary or used in the ordinary course of its business, except, with respect to the foregoing clauses (i)—(iii), such defects in title that would be a Permitted Liens hereunder or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14 ERISA.

(a) The Borrower and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event (i) has occurred within the five year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, except where the occurrence of ERISA Events, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except where the incurrence of any Unfunded Pension Liability or liability in connection with such transactions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any of its ERISA Affiliates would become subject to any liability under ERISA if any such Person were to withdraw completely from all Multiemployer Plans as of the most recent valuation date, except where the incurrence of any such liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA, except where the existence of such conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.15 Compliance with Laws. The Borrower has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16 Environmental Compliance. Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws and there are no pending Environmental Claims alleging potential liability or responsibility for any violation of any Environmental Law on their respective businesses, operations and properties, in each case that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.17 Intellectual Property. The Borrower and each Subsidiary thereof owns, or has the legal right to use, all Intellectual Property material to the businesses of the Borrower and its Subsidiaries taken as a whole.

4.18 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

4.19 Insurance. The assets, properties and business of the Borrower and each Subsidiary thereof are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.20 Solvency. After giving effect to the consummation of the transactions contemplated hereby, each of the Borrower and its Subsidiaries (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

4.21 OFAC; PATRIOT Act.

(a) Neither the Borrower nor any of its Subsidiaries, in each case that is subject to OFAC, is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC that are applicable to it, except where such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries, in each case that is subject to the PATRIOT Act, is in compliance in all material respects with the provisions of the PATRIOT Act that are applicable to it. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, the Borrower covenants and agrees that:

5.1 Financial Statements. The Borrower will deliver to the Administrative Agent and to each Lender:

(a) As soon as available and in any event within 45 days (or, if earlier and if applicable to the Borrower, the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, beginning with the first quarter of fiscal year 2008, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited (i) consolidated income statement and consolidated statement of shareholders’ equity and cash flows for the Borrower and its Subsidiaries and (ii) a consolidated statement of cash flow for the Borrower for the fiscal quarter then ended and for that portion of the fiscal year then ended, all in reasonable detail and certified by the chief executive officer or chief financial officer of the Borrower to the effect that such consolidated statements present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP (subject to the absence of notes required by GAAP and normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

(b) As soon as available and in any event within 90 days (or, if earlier and if applicable to the Borrower, the annual report deadline under the Exchange Act rules and regulations) after the end of each fiscal year, beginning with fiscal year 2007, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related (i) audited consolidated income statements and consolidated statements of shareholders’ equity and cash flows for the Borrower and its Subsidiaries and (ii) an audited consolidated statement cash flow for the Borrower for the fiscal year then ended, including the notes thereto, all in reasonable detail and (with respect to the audited statements) certified by Ernst & Young LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a letter from such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters (which certificate may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit;

(c) Concurrently with each delivery of the financial statements described in Sections 5.1(a) and 5.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by the chief executive officer or chief financial officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements; and

(d) The Borrower will deliver to each Lender as soon as available and in any event within five Business Days after the required filing date, any Annual Statement and Quarterly Statement required to be filed with any Insurance Regulatory Authority by the Borrower or any Insurance Subsidiary, in each case in the form filed with such Insurance Regulatory Authority in conformity with the requirements thereof.

Documents required to be delivered pursuant to this Section 5.1 and 5.2(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower provides notice to the to the Administrative Agent and Lenders that such information has been posted on the Borrower’s website on the internet at the website specified in such notice to which each of the Administrative Agent and each Lender has access without charge; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another similar secure electronic system (the “Platform”) to which each of the Administrative Agent and each Lender has access without charge; provided that (x) if any Lender lacks access to the internet or SyndTrak or the Borrower is unable to deliver such documents electronically, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower or any of its Affiliates thereof is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) the Borrower shall ensure that all Borrower Materials that contain only publicly available information regarding the Borrower and its business are clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as containing either publicly available information or not material information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Information not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.

5.2 Other Business and Financial Information. The Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent and each Lender:

(a) Promptly upon filing, a copy of any annual or periodic report with the relevant Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2007, each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile;

(b) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Unum Party shall send or make available generally to its shareholders and (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Unum Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange;

(c) Promptly upon (and in any event within five Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Unum Party, including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.6 or this Section 5.2(c)(ii);

(iii) the receipt by any Unum Party from any Insurance Regulatory Authority or other Governmental Authority of (A) any Wells Notice, (B) any notice asserting any failure by any Unum Party to be in compliance with any Requirement of Law or that threatens the taking of any action against any Unum Party or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (C) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, imposition of any restraining order, escrow or impoundment of funds in connection with, or the taking of any other materially adverse action in respect of, any license, permit, accreditation or authorization of any Unum Party, where such action could reasonably be expected to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower or the applicable ERISA Affiliate has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or the applicable ERISA Affiliate with respect to such ERISA Event;

(v) the occurrence of any decrease in the Financial Strength Rating given to any Insurance Subsidiary;

(vi) the occurrence or proposal of any changes in any Requirement of Law governing the investment or dividend practices of the Borrower or any Insurance Subsidiary that could reasonably be expected to have a Material Adverse Effect; and

(vii) any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the affected Unum Parties have taken and propose to take with respect thereto;

(d) Promptly following the delivery or receipt, as the case may be, by the Borrower or any Insurance Subsidiary, copies of (i) each examination and/or audit report submitted to any Insurance Regulatory Authority, and (ii) each material report, order, direction, instruction, approval, authorization, license or other notice received from any Insurance Regularity Authority; and

(e) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Unum Party as the Administrative Agent or any Lender may from time to time reasonably request.

5.3 Maintenance of Existence; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 7.1 (it being acknowledged that the Borrower may, at any time, merge any of its Subsidiaries into any of its Main Domestic Insurance Subsidiaries), (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Unum Parties.

5.4 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.5 Payment of Obligations. The Borrower shall, and shall cause each of Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, could become a Lien (other than a Permitted Lien) upon any of the properties of any Unum Party; provided, however, that no Unum Party shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Unum Party is maintaining adequate reserves with respect thereto in accordance with GAAP (if so required).

5.6 Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

5.7 Maintenance of Books and Records; Inspection. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent, and after the occurrence of a Default or an Event of Default, any Lender, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

5.8 OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) use commercially reasonable efforts to refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

5.9 Internal Control Event. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of the occurrence of any Internal Control Event, the Borrower shall provide to the Administrative Agent written notice of the occurrence of such Internal Control Event, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Internal Control Event, and the action that the Borrower has taken and proposes to take with respect thereto, and the Borrower shall diligently take any and all such actions to cure such Internal Control Event in a timely manner.

5.10 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

ARTICLE VI

FINANCIAL COVENANTS

Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, the Borrower covenants and agrees that:

6.1 Maximum Consolidated Indebtedness to Total Capitalization. The ratio of Consolidated Indebtedness to Total Capitalization as of the last day of any fiscal quarter shall not be greater than 0.35 to 1.0 at any time.

6.2 Minimum Consolidated Net Worth. Consolidated Net Worth shall be at all times an amount not less than the sum of (x) $4,447,600,000, plus (y) 50% of Consolidated Net Income for each fiscal quarter (beginning with the first fiscal quarter ending after the Closing Date) for which Consolidated Net Income (measured at the end of each such fiscal quarter) is a positive amount plus (z) 50% of the aggregate net cash proceeds received from any issuance of Equity Interests of the Borrower or any of its Subsidiaries consummated on or after the Closing Date.

6.3 Minimum Cash Interest Coverage Ratio. The ratio of Available Cash to Consolidated Cash Interest Expense shall not be less than 2.5 to 1.0 at any time.

6.4 Minimum Risk-Based Capital Ratio. The Risk-Based Capital Ratio shall not be less than 250% at any time.

6.5 Minimum Financial Strength Rating. (i) Each Main Domestic Insurance Subsidiary shall maintain a Financial Strength Rating at all times and (ii) the Financial Strength Rating of each Main Domestic Insurance Subsidiary shall not be lower than “A-” at any time.

ARTICLE VII

NEGATIVE COVENANTS

Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, the Borrower covenants and agrees that:

7.1 Fundamental Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing, except for:

(a) The Borrower may merge into or consolidate with any other Person so long as (x) the surviving Person is the Borrower, (y) immediately before and after giving effect thereto, no Default or Event of Default would occur or exist and (z) the Administrative Agent shall be satisfied that, on a pro forma basis after giving effect to any such merger or consolidation, all as if such transactions had occurred on the date of the financial statements most recently delivered pursuant to Section 5. 1, the Borrower is in compliance with the financial covenants set forth in Article VI as of the date of such financial statements and the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower as to the foregoing, together with a completed Covenant Compliance Worksheet and other supporting documentation, all in form and substance satisfactory to the Administrative Agent; and

(b) Any merger or consolidation of any Subsidiary with any one or more other Subsidiaries, provided that, if either such Subsidiary is a Wholly Owned Subsidiary, the surviving Person shall, after giving effect to such merger or consolidation, be a Wholly Owned Subsidiary.

7.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for:

(a) Indebtedness incurred under this Agreement and the other Credit Documents;

(b) Other unsecured Indebtedness incurred by the Borrower or any trust or other special purpose entity created by the Borrower solely for the purposes of issuing any such unsecured Indebtedness, provided that (x) such Indebtedness does not contain any measures of financial performance (however expressed and whether stated as a covenant, as a ratio, as a fixed threshold, as an event of default, as a mandatory prepayment provision, or otherwise) which, taken as a whole, are materially more restrictive on the Borrower than those measures of financial performance contained in this Agreement and (y) upon the incurrence thereof no Default or Event of Default would occur or exist;

(c) Indebtedness existing on the Closing Date and described in Schedule 7.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in a final maturity date earlier than the first anniversary of the Final Maturity Date;

(d) accrued expenses, current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, in each case to the extent constituting Indebtedness;

(e) Indebtedness which is incurred in connection with any Lien permitted under Section 7.3;

(f) Securitization Indebtedness;

(g) Indebtedness existing or arising under any Hedge Agreement entered in the ordinary course of business and not for purposes of speculation; and

(h) Indebtedness of (i) any Unum Party (other than the Borrower) to the Borrower and (ii) the Borrower to any Unum Party, in each case to the extent permitted under Section 7.5.

7.3 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it except for the following (collectively, “Permitted Liens”):

(a) Liens in existence on the Closing Date and set forth on Schedule 7.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(b) Liens on Invested Assets of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust arrangements, withheld balances or any other collateral or security arrangements entered into in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Insurance Subsidiary;

(c) Liens granted by a Securitization Subsidiary pursuant to trust or other security arrangements in connection with Securitization Indebtedness;

(d) Liens in respect of Capital Lease Obligations, synthetic lease obligations and purchase money obligations for (i) corporate aircraft not to exceed $50,000,000 and (ii) for all other fixed or capital assets not to exceed $20,000,000, provided that in each case (x) the amount of the Indebtedness secured by such Lien shall not exceed the lesser of (A) the fair market value of the property acquired with such Indebtedness at the time of such acquisition and (B) the cost thereof to the applicable Unum Party and (y) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries;

(e) Liens securing reverse repurchase agreements and securities lending transactions constituting a borrowing of funds by the Borrower or any Subsidiary in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

(f) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(g) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(i)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(h) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(i) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

(j) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(k) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure Indebtedness and do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries;

(l) any leases, subleases, licenses or sublicenses granted by the Borrower or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;

(m) Liens arising from escrow accounts established by any Unum Party for the benefit of another Unum Party in connection with tax allocation arrangements; and

(n) other Liens securing obligations of the Borrower and its Subsidiaries not exceeding $20,000,000 in aggregate principal amount outstanding at any time;

provided, however, that no Lien shall be permitted to exist on the Equity Interest of any Insurance Subsidiary.

7.4 Asset Dispositions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets tangible or intangible, business or properties (including, without limitation, any Equity Interests of any Subsidiary), now owned or hereafter acquired by it (each, a “Disposition”), except for:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions of Investments (other than Equity Interests in any Subsidiary) in the ordinary course of business;

(c) Disposition of assets in accordance with any Securitization;

(d) Dispositions of assets in connection with ceding of insurance or reinsurance in the ordinary course of business;

(e) Dispositions of assets by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; and

(f) Dispositions of assets at fair market value the proceeds of which shall not exceed $100,000,000 in any fiscal year so long as the net proceeds of such sale are reinvested in the business of the Borrower and its Subsidiaries within 180 days or the Commitments shall be reduced within 180 days by the amount of such net proceeds and any outstanding Loans in excess of such reduced Commitments shall be simultaneously repaid.

7.5 Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Equity Interests, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, guarantee any obligations of, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create any Subsidiary, or become a partner or joint venturer in any partnership or joint venture or make any Acquisition (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, except for:

(a) Investments by the Borrower in accordance with the Investment Policy;

(b) advances to officers, directors and employees of the Borrower and its Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments by the Borrower in any Subsidiary,

(d) Investments consisting of securities received in settlement of claims, the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case by the Borrower and its Subsidiaries in the ordinary course of business;

(e) Investments in reverse repurchase agreements and securities lending transactions permitted by Section 7.3(e); and

(f) Investments consisting of Acquisitions; provided that immediately prior and after giving effect to each such Acquisition, (i) no Default or Event of Default shall have occurred and be continuing; (ii) the ratio of Consolidated Indebtedness to Total Capitalization as of the last day of the most recently ended fiscal quarter after giving effect to such Acquisition shall not be greater than 0.25 to 1.0 at such time; (iii) the Risk-Based Capital Ratio after giving effect to such Acquisition shall not be less than 300% at such time, (iv) the restrictions on lines of business in Section 7.8 shall not have been violated; and (v) such Acquisition has been duly authorized by (A) the board of directors of the Borrower (to the extent such approval is required by the Borrower’s constituent documents or applicable law) and (B) such Person to be acquired prior to the commencement of any tender offer, proxy contest or the like in respect thereof, if applicable, and provided further, if the aggregate consideration for any such Acquisition permitted by this Section 7.5(f) is $50,000,000 or more, the Borrower shall have given to the Administrative Agent written notice of such proposed Acquisition on the earlier of (x) the date on which such Acquisition is publicly announced and (y) ten (10) Business Days prior to consummation of such proposed Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by a Financial Officer of the Borrower and shall (A) describe in reasonable detail the principal terms and conditions of such proposed Acquisition and (B) include computations in reasonable detail reflecting that after giving effect to such proposed Acquisition and any Indebtedness to be incurred in connection therewith, the Borrower is in compliance with the financial covenants in Article VI and clauses (ii) and (iii) of this Section 7.5(f).

7.6 Restricted Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Equity Interests or any warrants, rights or options to acquire its Equity Interests, or purchase, redeem, retire or otherwise acquire for value any shares of its Equity Interests or any warrants, rights or options to acquire its Equity Interests (other than pursuant to and in accordance with stock option plans and other benefit plans for directors, officers or employees of the Borrower and its Subsidiaries), or set aside funds for any of the foregoing, except (i) that any Subsidiary may declare and pay dividends on or make distributions to the Borrower or to a Wholly Owned Subsidiary or set aside funds for the foregoing, (ii) the Borrower may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire or otherwise acquire its Capital Stock or set aside funds for the foregoing so long as no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions, and (iii) the Borrower and its Subsidiaries may declare and pay dividends in respect of any Hybrid Equity Securities or preferred stock if, at the time of and after giving effect to any such payment, no Default or Event of Default under Section 8.1(a), clause (i) of Section 8.1(e), Section 8.1(f) or Section 8.1(g)) shall have occurred and be continuing.

7.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate of the Borrower or such Subsidiary other than:

(a) transactions between or among the Borrower and its Wholly-Owned Subsidiaries, or between or among any of such Wholly-Owned Subsidiaries;

(b) transactions with Affiliates in good faith in the ordinary course of the Borrower’s or such Subsidiary’s business consistent with past practice and on terms no less favorable to the Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate; and

(c) any payment permitted to be made under Section 7.6.

7.8 Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage to any material extent in any business other than the long-term care insurance, life insurance, employer-and employee-paid group benefits and other businesses engaged in by the Borrower and such Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.9 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or change any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Equity Interests, or any agreement among the holders of its Equity Interests or any of them, in each case other than in a manner that could not reasonably be expected to adversely affect the Lenders in any material respect, provided that the Borrower shall give the Administrative Agent and the Lenders notice of any such amendment, modification or change, together with certified copies thereof.

7.10 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower to perform and comply with its obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Equity Interests, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.11 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

7.12 Accounting Changes. Other than as permitted pursuant to Section 1.2, the Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP or SAP.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due or (ii) within three Business Days after the same becomes due, any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation; or

(b) The Borrower shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.15, 5.2(c)(i)-(iii), or 5.3(i), or in Articles VI or VII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 5.2 (other than Sections 5.2(c)(i)-(iii)) or 5.7(ii) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five Business Days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or

(c) The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 8.1(a), and 8.1(b), and such failure shall continue unremedied for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or

(d) Any representation or warranty made or deemed made by or on behalf of the Borrower in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished; or

(e) The Borrower or any other Unum Party shall (i) fail to pay when due (whether by scheduled maturity, required prepayment, demand, acceleration or otherwise and after giving effect to any applicable grace period or notice provision) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $10,000,000 or (z) any termination or other payment under any Hedge Agreement having a net termination obligation of at least $10,000,000, or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness or Hedge Agreement, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness or Hedge Agreement to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(f) The Borrower or any other Unum Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under any applicable Debtor Relief Laws, now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(g), (iii) apply for or consent to the appointment of or taking possession by a rehabilitator, receiver, custodian, trustee, conservator or liquidator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or

(g) Any involuntary petition or case shall be filed or commenced against the Borrower or any other Unum Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a rehabilitator, receiver, custodian, trustee, conservator or liquidator or similar official for it or all or a substantial part of its properties or any other relief under any applicable Debtor Relief Laws, now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or

(h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $10,000,000 shall be entered or filed against the Borrower or any other Unum Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder; or

(i) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and its ERISA Affiliates have incurred, or could reasonably be expected to incur, liability to any one or more Plans or Multiemployer Plans or to the PBGC or other similar Governmental Authority (or to any combination thereof) in excess of $10,000,000; or

(j) Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of the Borrower or Domestic Insurance Subsidiary; or

(k) Any Insurance Regulatory Authority or other Governmental Authority revokes or fails to renew any insurance license, permit, or franchise of any Domestic Insurance Subsidiary, or imposes any restriction or condition on any insurance license, permit, or franchise of any Domestic Insurance Subsidiary, if such revocation, non-renewal, condition, or restriction is reasonably likely to have a Material Adverse Effect; or

(l) Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Credit Document; or the Borrower denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate, or rescind any Credit Document, in any case other than (y) as expressly permitted hereunder or thereunder or (z) the occurrence of the Final Expiry Date; or

(m) Any of the following shall occur:

(i) (A) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 30% or more of the Total Voting Power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (B) the board of directors of the Borrower shall cease to consist of a majority of the individuals who constituted the board of directors as of the Closing Date or who shall have become a member thereof subsequent to the Closing Date after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the board of directors of the Borrower as of the Closing Date (or their replacements approved as herein required);

(ii) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any indenture, agreement in respect of Indebtedness or other material agreement of the Borrower or any Subsidiary or any certificate of designations (or other provisions of the organizational documents of the Borrower) relating to, or any other agreement governing the rights of the holders of, any Equity Interests in the Borrower or any Subsidiary; or

(iii) the Borrower shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of any of its Material Subsidiaries free and clear of all Liens.

8.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the Commitments, the Swingline Commitment, and the Issuing Lender’s obligation to issue Letters of Credit to be terminated, and thereupon the same shall terminate immediately; provided that, upon the occurrence of a Bankruptcy Event, the Commitments, the Swingline Commitment, and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated;

(b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 8.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower;

(c) Appoint or direct the appointment of a receiver for the properties and assets of the Unum Parties, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith;

(d) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such amount of cash as is equal to 105% of the aggregate Stated Amount of all of the Borrower’s Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Borrower’s Cash Collateral Account as security for the aggregate Letter of Credit Exposure as described in Section 2.5(i);

(e) Terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof if permitted in accordance with its terms; and

(f) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

8.3 Remedies: Set-Off. Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or any Affiliate thereof different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority. Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the Issuing Lender and the Swingline Lender) hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 9.6, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Unum Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.8 Issuing Lender and Swingline Lender. The provisions of this Article IX (other than Section 9.2) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

9.9 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in their respective capacity, as applicable, as the Administrative Agent, the Issuing Lender, the Swingline Lender or a Lender hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Lender in connection with the Issuance of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative

Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Lender, the Swingline Lender, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Unum Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Unum Party, or any Environmental Claim related in any way to any Unum Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Unum Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Unum Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Unum Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.1(a) or Section 10.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the

Administrative Agent (or any such sub-agent), the Swingline Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this Section 10.1(c) are subject to the provisions of Section 2.3(c).

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including IntraLinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable by the Borrower upon demand therefor.

10.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) This Agreement and the other Credit Documents shall (except as may be expressly otherwise provided in any Credit Document) be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules); provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4 Notices; Effectiveness; Electronic Communication.

(a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Lender, to it at the address (or telecopier number) specified for such person on Schedule 1.1(a); and

(ii) if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.4(b) shall be effective as provided in Section 10.4(b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

10.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or the amount of any Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent or the Arranger for its own account)(it being understood that an amendment to Section 6.1 (or any defined terms used therein) shall not constitute a reduction of any interest rate or fees hereunder), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including the Commitment Termination Date, but excluding the conversion of the Revolving Loans into Term Loans pursuant to Section 2.1(b)), or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent or the Arranger), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 3.2 or of any Default or Event of Default, if agreed to by the Required Lenders, or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(b) unless agreed to by all of the Lenders, (i) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”), (iv) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (v) change or waive any provision of Section 2.16, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 10.5;

(c) unless agreed to by the Issuing Lender, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents; and

and provided further that the Fee Letters may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

10.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Prior to the Commitment Termination Date, any Lender may at any time assign to one or more Eligible Assignees, and after the Commitment Termination Date any Lender may at any time assign to one or more assignees, in each case all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Credit Extensions (including participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Extensions at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause (A) above, the principal outstanding balance of the Credit Extensions of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Commitment (which for this purpose includes Revolving Loans outstanding), (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, or (z) $1,000,000, in the case of any assignment of any Term Loan outstanding, in any case, treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Credit Extensions assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and to the Administrative Agent and the Borrower such documentation required pursuant to Section 2.18(e);

(iv) no such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries; and

(v) no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17(a), 2.17(b), 2.18, 2.19 and 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. If requested by or on behalf of the assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitment and/or outstanding Credit Extensions, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Credit Extensions owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.5(a) and clauses (i) and (ii) of Section 10.5(b) that affects such Participant. Subject to Section 10.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17(a), 2.17(b), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.3 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(b) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.17(a), Section 2.17(b) or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h) Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 10.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.11.

(i) Notwithstanding anything to the contrary contained herein, if Wachovia assigns all of its Commitment and Credit Extensions in accordance with this Section 10.6, Wachovia may resign as Issuing Lender and Swingline Lender upon written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Issuing Lender and Swingline Lender; provided that no failure by the Borrower to make such appointment shall affect the resignation of Wachovia as Issuing Lender and Swingline Lender. Wachovia shall retain all of the rights and obligations of the Issuing Lender and Swingline Lender hereunder with respect to all Letters of Credit issued by it or Swingline Loans made by it and outstanding as of the effective date of its resignation and all obligations of the Borrower and the Lenders with respect thereto.

10.7 No Waiver. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent, the Issuing Lender or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Borrower, the Administrative Agent, the Issuing Lender or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent, the Issuing Lender or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

10.8 Survival. All representations, warranties, covenants and agreements made by or on behalf of the Borrower in this Agreement and in the other Credit Documents shall be considered to have been relied upon by the other parties hereto and survive the execution and delivery hereof or thereof and the making and repayment of the Loans and the Issuance of Letters of Credit and repayment of all Reimbursement Obligations and shall continue in full force and effect as long as any Loan, Letter of Credit or any other Obligation hereunder shall remain unpaid or unsatisfied. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.17(a), 2.17(b), 2.18, 2.19, 10.1 and Article IX, shall survive the payment in full of all Credit Extensions, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents or any provision hereof or thereof.

10.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

10.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

10.11 Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Lender any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.

For purposes of this Section, “Information” means all information received from the Unum Parties relating to any Unum Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Unum Party, provided that, in the case of information received from any Unum Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letters). Except as provided in Section 3.1, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13 No Fiduciary Relationship Established By Credit Documents. The Borrower hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

10.14 Judgment Currency. If, for the purposes of obtaining judgment in any court or in respect of any tender made by the Borrower, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such tender is made. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any tender or judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum received or adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or tender, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.15 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

10.16 PATRIOT Act Notice. The Issuing Lender and each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

UNUM GROUP

By:	/s/ Kevin A. McMahon
Name:	Kevin A. McMahon
Title:	Corporate Treasurer

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, Swingline Lender, and as a Lender

By:	/s/ Joan Anderson
Name:	Joan Anderson
Title:	Director

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Kipling Davis
Name:	Kipling Davis
Title:	Sr. Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

DEUTSCHE BANK AG NEW YORK BRANCH, as Documentation Agent and a Lender

By:	/s/ Brett Hanmer
Name:	Brett Hanmer
Title:	Director

By:	/s/ Valerie Shapiro
Name:	Valerie Shapiro
Title:	Assistant Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

SUNTRUST BANK, as Documentation Agent and a Lender

By:	/s/ W. Bradley Hamilton
Name:	W. Bradley Hamilton
Title:	Director

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ William Yarbenet
Name:	William Yarbenet
Title:	Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

J.P. MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Melvin D. Jackson
Name:	Melvin D. Jackson
Title:	Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

MORGAN STANLEY BANK, as a Lender

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

FIFTH THIRD BANK, as a Lender

By:	/s/ John K. Perez
Name:	John K. Perez
Title:	Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

NATIONAL CITY BANK, as a Lender

By:	/s/ William R. McDonnell
Name:	William R. McDonnell
Title:	Senior Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kirk Seagers
Name:	Kirk Seagers
Title:	Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

REGIONS BANK, as a Lender

By:	/s/ B. Scott Peek
Name:	B. Scott Peek
Title:	Relationship Manager

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ R. Andrew Beam
Name:	R. Andrew Beam
Title:	Senior Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

SOVEREIGN BANK, N.A., as a Lender

By:	/s/ Nancy E. Fuller
Name:	Nancy E. Fuller
Title:	Senior Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark A. Stewart
Name:	Mark A. Stewart
Title:	Senior Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lawrence Davis
Name:	Lawrence Davis
Title:	Vice President

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Jim C.Y. Chen
Name:	Jim C.Y. Chen
Title:	Vice President & General Manager

SIGNATURE PAGE TO UNUM GROUP

364-DAY SENIOR REVOLVING CREDIT FACILITY

Schedule 1.1(a)

Commitments and

Notice Addresses

Commitments

Lender	Commitment
Wachovia Bank, National Association	$35,000,000
Bank of America, N.A.	$35,000,000
Deutsche Bank AG New York Branch	$32,000,000
SunTrust Bank	$32,000,000
Goldman Sachs Bank USA	$32,000,000
JPMorgan Chase Bank, N.A.	$32,000,000
Morgan Stanley Bank	$32,000,000
Fifth Third Bank	$25,000,000
National City Bank	$25,000,000
PNC Bank, National Association	$25,000,000
Regions Bank	$25,000,000
Branch Banking and Trust Company	$20,000,000
Sovereign Bank	$20,000,000
First Tennessee Bank National Association	$15,000,000
Webster Bank, National Association	$10,000,000
Chang Hwa Commercial Bank, Ltd., New York Branch	$5,000,000

Total	$400,000,000

Notice Addresses

Party	Address
Borrower	Unum Group 1 Fountain Square Chattanooga, TN 37402 ATTN: Corporate Treasurer Telephone: 423-294-1272 Telecopy: 423-294-3899

Wachovia Bank, National Association	Instructions for wire transfers to the Administrative Agent:

Wachovia Bank, National Association

ABA Number: 053 000 219

Account Number: 01459670001944

Account Name: Agency Svcs Synd Clearing

Payment Details: Unum Group

Order Details: Investor name if different from Sending Bank

Bank to Bank: Tim Murphy

Attention: Syndication Agency Services

Address for notices as Administrative Agent:

Wachovia Bank, National Association

1525 W. W T Harris Blvd

Charlotte NC 28262

Attention: Syndication Agency Services

Telephone: (704) 590-2703

Telecopy: (704) 590-3481

Address for notices to Issuing Lender:

Wachovia Bank, National Association

One South Broad Street, 8th Floor

Philadelphia, PA 19107

Attention: Joan Anderson

Telephone: (267) 321-7029

Telecopy: (267) 321-7101

Schedule 4.5

Licenses

See attached.

UNUM LIFE INSURANCE COMPANY OF AMERICA

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Alabama	Life, Disability, Variable Annuity	11/24/1970	Perpetual

Alaska	Life, Disability, Annuities, Variable Products (Limited to Variable Annuities)	08/30/1967	Perpetual

Arizona	Life, Disability	08/08/1973	Perpetual

Arkansas	Life, Disability, Variable Contracts	09/17/1974	Perpetual

California	Life and Disability, Variable Annuities	05/14/1971	Perpetual

Colorado	Ordinary, Group Life, Accident and Health, Annuity Contracts, Variable Annuities	12/26/1969	Perpetual

Connecticut	Accident and Health, Life Non-Participating, Variable Annuities	07/24/1975	Perpetual

Delaware	Life including Annuities and Health, Variable Annuities	06/09/1970	Perpetual

District of Columbia	Group Accident and HealthGroup Annuities (Fixed and Variable), Group Life, Individual Accident and Health, Individual Annuities (Fixed and Variable), Individual Life, Life and Health, and Variable Life	03/20/1970	Annual

Florida	Life, Group Life and Annuities, Variable Annuities, Accident and Health	10/29/1970	Perpetual

Georgia	Life, Accident and Sickness (including Variable Annuity)	02/23/1972	Annual

Hawaii	Accident and Health or Sickness Life	12/28/1970	Perpetual

Idaho	Life, Disability, Variable Contracts	06/18/1970	Perpetual

Illinois	Life, Accident and Health, Variable Annuities	04/07/1970	Annual

Indiana	Class I (a), (b) and (c) Life, AD&D, Annuities, A&S, Variable Annuities	11/17/1969	Perpetual

UNUM LIFE INSURANCE COMPANY OF AMERICA

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Iowa	Accident only (individual), Accident and Health (Individual), Hospital and Medical Expenses (Individual), Group Accident and Health, Non-cancelable Accident and Health, Life (includes Credit Life, Variable Life, Annuities, Variable Annuities, Group)	06/29/1971	Annual

Kansas	Life, Accident and Health	12/23/1971	Perpetual

Kentucky	Life, Annuities and Health, Variable Annuity	11/18/1971	Perpetual

Louisiana	Life, Accident and Health	06/14/1968	Perpetual

Maine	Life (Including Credit Life), Health (Including Credit Health), Variable Annuity, Workers Compensation, Aircraft (All Perils)	08/24/1966	Perpetual

Maryland	Variable Annuities, Health, Life including Annuities and Health (except Variable Life & Variable Annuities)	08/20/1975	Annual

Massachusetts	Life-All Kinds, Variable Annuity Authorization, Accident-All Kinds, Health-All Kinds	07/08/1974	Annual

Michigan	Life & Annuities, Disability, Separate Account-Variable Annuities	03/31/1970	Perpetual

Minnesota	Life (including Endowments and Annuities), Accident and Health, Variable Contracts	04/22/1970	Perpetual

Mississippi	Life, Accident & Health	12/01/1970	Annual

Missouri	Life, Annuities and Endowments, Accident and Health, Variable Contracts	09/02/1974	Perpetual

Montana	Life, Disability, including variable authority for Annuity Contracts	12/04/1967	Perpetual

Nebraska	Life, Variable Annuities, Sickness and Accident	09/07/1973	Annual

UNUM LIFE INSURANCE COMPANY OF AMERICA

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Nevada	Life, Health, Variable Annuities	06/11/1968	Perpetual

New Hampshire	Life, Accident and Health, Variable Products	05/29/1967	Annual

New Jersey	Life, Health, Annuities, Variable Contracts (Non-Participating insurance only)	01/28/1977	Annual

New Mexico	Life and Health, Variable Annuities	08/15/1968	Perpetual

New York	Accredited re-insurer for the following lines of business: Life, Annuities, Accident and Health	Not Qualified	Annual

North Carolina	Life insurance including Industrial Sick Benefit Insurance, Annuities (excluding Variable Annuities), Variable Annuities, Cancelable and Non-Cancelable Accident and Health insurance including Hospitalization	10/13/1970	Perpetual

North Dakota	Accident and Health, Life and Annuity, Credit Life and Health, Variable Annuities and Life	06/15/1970	Perpetual

Ohio	Life, Health, Annuities	05/22/1969	Annual

Oklahoma	Life, Accident, Health, Variable	08/19/1971	Perpetual

Oregon	Life, Health	07/15/1971	Perpetual

Pennsylvania	Accident, Health, Separate Account Annuities	01/21/1972	Annual

Puerto Rico	Life, Disability	05/24/1973	Annual

Rhode Island	Life, Accident, Health, Annuities, Variable Annuities	06/08/1970	Perpetual

South Carolina	Life, Variable Annuity, Accident, Health	12/08/1970	Perpetual

South Dakota	Life, Health, Variable Annuities	05/25/1970	Perpetual

Tennessee	Life, Accident, Health, Variable Contracts	05/10/1972	Perpetual

UNUM LIFE INSURANCE COMPANY OF AMERICA

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Texas	Life, Accident, Health, Variable Annuity	12/16/1974	Perpetual

Utah	Life, Annuity, Variable Life, Variable Annuity, Disability	01/16/1969	Perpetual

Vermont	Life including Endowments and Annuities, Accident, Health, Variable Annuities except Variable Life	03/05/1970	Perpetual

Virginia	Life, Credit Life, Annuities, Variable Annuities, Accident and Sickness, Credit Accident and Sickness	06/29/1970	Annual

Washington	Life, Disability, Variable Life, Annuities	08/30/1971	Perpetual

West Virginia	Life, Accident, Sickness	12/28/1970	Annual

Wisconsin	Life insurance annuities (Non-participating), Variable life and annuities, Life Disability insurance	04/19/1971	Perpetual

Wyoming	Life, Disability and Variable Contracts	09/10/1970	Perpetual

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Alabama		1911	Perpetual

Alaska	Life, Disability, Annuities	06/30/1970	Perpetual

Arizona	Life and Disability	05/11/1950	Perpetual

Arkansas	Life and Disability	1913	Perpetual

California	Life and Disability	1928	Perpetual

Colorado	Ordinary, Group Life, Accident and Health, Annuity Contracts, Credit Life, Credit A & H, Franchise – Life, Franchise – A & H	1928	Perpetual

Connecticut	Accident and Health, Life Non-Participating	10/16/1952	Perpetual

Delaware	Life, Health	06/20/1950	Perpetual

District of Columbia	Group Accident and HealthGroup Annuities (Fixed and Variable), Group Life, Individual Accident and Health, Individual Annuities (Fixed and Variable), Individual Life, and Life and Health	1922	Annual

Florida	Life, Group Life and Annuities, Credit Life/Health, Credit Disability, Accident and Health	1912	Perpetual

Georgia	Life, Accident and Sickness (including Variable Annuity)	1910	Annual

Hawaii	Accident and Health or Sickness Life	04/23/1971	Perpetual

Idaho	Life, Disability	1928	Perpetual

Illinois	Life, Accident and Health	1922	Annual

Indiana	Class I (a), (b) Life, AD&D	1915	Perpetual

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Iowa	Accident only (individual), Accident and Health (Individual), Hospital and Medical Expense (Individual), Group Accident and Health, Non-cancelable Accident and Health, Life (includes Credit Life, Variable Life, Annuities, Variable Annuities, Group)	1926	Annual

Kansas	Life, Accident and Health	1926	Perpetual

Kentucky	Life (includes Annuities) and Health	1910	Perpetual

Louisiana	Life, Health and Accident	1917	Perpetual

Maine	Life (Including Credit Life), Health (Including Credit Health)	04/17/1946	Perpetual

Maryland	Health, Life including Annuities and Health (except Variable Life & Variable Annuities)	1925	Annual

Massachusetts	Life-All Kinds, Accident-All Kinds, Health-All Kinds	12/31/1947	Annual

Michigan	Life & Annuities, Disability	1926	Perpetual

Minnesota	Life (including Endowments and Annuities), Accident and Health	1926	Perpetual

Mississippi	Life, Accident & Health	1917	Annual

Missouri	Life, Annuities and Endowments, Accident and Health	1917	Perpetual

Montana	Life and Disability	1926	Perpetual

Nebraska	Life, Sickness and Accident	1928	Annual

Nevada	Life, Health	05/08/1950	Perpetual

New Hampshire	Life, Accident and Health	02/06/1953	Annual

New Jersey	Life, Health, Annuities	03/06/1945	Annual

New Mexico	Life and Health	1931	Perpetual

New York		Not qualified	Annual

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
North Carolina	Life, including Industrial Sick Benefit Insurance, Annuities (excluding Variable Annuities), Cancelable and Non-Cancelable Accident and Health, including Hospitalization	1911	Perpetual

North Dakota	Accident and Health, Life and Annuity	1928	Perpetual

Ohio	Life, Health and Annuities	1913	Annual

Oklahoma	Life, Accident & Health	1924	Perpetual

Oregon	Life, Health	1926	Perpetual

Pennsylvania	Accident and Health, Life and Annuities	1913	Annual

Puerto Rico	Life and Disability	10/25/1972	Annual

Rhode Island	Life, Annuities, Accident and Health	05/31/1950	Perpetual

South Carolina	Life, Accident and Health	1912	Perpetual

South Dakota	Life, Health	04/01/1944	Perpetual

Tennessee	Life, Disability, Credit	1910	Perpetual

Texas	Life, Health and Accident	1913	Perpetual

Utah	Life, Disability	05/22/1950	Perpetual

Vermont	Life, Annuities, Health and Accident, Disability	06/20/1952	Perpetual

Virginia	Life, Credit Life, Annuities, Accident and Sickness, Credit Accident and Sickness	1910	Annual

Washington	Life, Disability	1926	Perpetual

West Virginia	Life, Accident & Sickness	1913	Annual

Wisconsin	Life (Non-participating), and Disability	1926	Perpetual

Wyoming	Life and Disability	1950	Perpetual

PROVIDENT LIFE AND CASUALTY INSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Alabama		Not qualified	Perpetual

Alaska	Life, Disability, Annuities, Variable Life	07/01/1984	Perpetual

Arizona		Not qualified	Perpetual

Arkansas	Life and Disability	12/13/1973	Perpetual

California		Not qualified	Perpetual

Colorado	Ordinary, Group Life, Accident and Health, Annuity Contracts, Franchise – Life, Franchise – A & H, Variable Contracts	12/31/1984	Perpetual

Connecticut	Accident and Health, Life Non-Participating	03/21/1960	Perpetual

Delaware	Life, Health	04/01/1958	Perpetual

District of Columbia	Group Accident and HealthGroup Annuities (Fixed and Variable), Group Life, Individual Accident and Health, Individual Annuities (Fixed and Variable), Individual Life, and Life and Health	01/27/1984	Annual

Florida		Not qualified	Perpetual

Georgia	Life, Accident and Sickness	12/22/1953	Annual

Hawaii	Life	10/26/1985	Perpetual

Idaho	Life, Disability	11/26/1985	Perpetual

Illinois	Life, Accident and Health	12/27/1954	Annual

Indiana		Not qualified	Perpetual

PROVIDENT LIFE AND CASUALTY INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Iowa	Accident only (individual), Accident and Health (Individual), Hospital and Medical Expense (Individual), Group Accident and Health, Non-cancelable Accident and Health, Life (includes Credit Life, Variable Life, Annuities, Variable Annuities, Group)	11/26/1984	Annual

Kansas		Not qualified	Perpetual

Kentucky	Life (includes Annuities) and Health	05/11/1973	Perpetual

Louisiana	Life, Health and Accident	10/23/1973	Perpetual

Maine		Not qualified	Perpetual

Maryland		Not qualified	Annual

Massachusetts	Life-All Kinds, Accident-All Kinds, Health-All Kinds	07/02/1955	Annual

Michigan		Not qualified	Perpetual

Minnesota		Not qualified	Perpetual

Mississippi	Life, Accident & Health	06/01/1974	Annual

Missouri	Life, Annuities and Endowments, Accident and Health	11/07/1955	Perpetual

Montana		Not qualified	Perpetual

Nebraska	Life, Sickness and Accident	08/03/1984	Annual

Nevada		Not qualified	Perpetual

New Hampshire	Life, Accident and Health	04/01/1954	Annual

New Jersey	Life, Health, Annuities	02/13/1953	Annual

New Mexico	Life, Health, Variable Annuities	10/23/1984	Perpetual

New York	Life Annuities, Accident and Health	11/13/1954	Annual

North Carolina	Life, including Industrial Sick Benefit Insurance, Annuities (excluding Variable Annuities), Cancelable and Non-Cancelable Accident and Health, including Hospitalization	05/28/1952	Perpetual

PROVIDENT LIFE AND CASUALTY INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
North Dakota	Accident and Health, Life and Annuity	08/23/1984	Perpetual

Ohio	Life, Health and Annuities	03/04/1959	Annual

Oklahoma	Life, Accident & Health	02/05/1986	Perpetual

Oregon		Not qualified	Perpetual

Pennsylvania	Accident and Health, Life and Annuities	07/24/1953	Annual

Puerto Rico		Not qualified	Annual

Rhode Island	Life, Annuities, Accident and Health	10/24/1974	Perpetual

South Carolina	Life, Accident and Health	11/09/1953	Perpetual

South Dakota	Life, Health	07/08/1987	Perpetual

Tennessee	Life, Disability	10/17/1951	Perpetual

Texas		Not qualified	Perpetual

Utah		Not qualified	Perpetual

Vermont		Not qualified	Perpetual

Virginia	Life, Credit Life, Annuities, Accident and Sickness, Credit Accident and Sickness	11/27/1953	Annual

Washington	Life, Disability	08/05/1985	Perpetual

West Virginia		Not qualified	Annual

Wisconsin		Not qualified	Perpetual

Wyoming		Not qualified	Perpetual

THE PAUL REVERE LIFE INSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Alabama	Life, Health and Accident	03/14/1933	Perpetual

Alaska	Life, Disability, Annuities	01/02/1933	Perpetual

Arizona	Life, Disability	04/01/1932	Perpetual

Arkansas	Life, Health and Accident	03/01/1932	Perpetual

California	Life, Disability, Accident and Health	07/01/1933	Perpetual

Colorado	Ordinary, Group Life, Accident and Health, Annuity Contracts, Variable Annuities	03/01/1932	Perpetual

Connecticut	Accident and Health, Life Non-Participating	05/01/1932	Perpetual

Delaware	Life, Credit Life, Health, Credit Health	03/16/1932	Perpetual

District of Columbia	Group Accident and HealthGroup Annuities (Fixed and Variable), Group Life, Individual Accident and Health, Individual Annuities (Fixed and Variable), Individual Life, Life and Health	04/21/1932	Annual

Florida	Life, Group Life and Annuities, Credit Life/Health, Credit Disability, Accident and Health	03/01/1932	Perpetual

Georgia	Life, Accident and Sickness	03/01/1933	Annual

Hawaii	Accident and Health or Sickness Life	04/15/1932	Perpetual

Idaho	Life, Disability	09/04/1930	Perpetual

Illinois	Life, Accident and Health	07/01/1932	Annual

Indiana	Life, Accident and Health	01/01/1933	Perpetual

THE PAUL REVERE LIFE INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Iowa	Accident only (individual), Accident and Health (Individual), Hospital and Medical Expenses (Individual), Group Accident and Health, Non-cancelable Accident and Health, Life (includes Credit Life, Variable Life, Annuities, Variable Annuities, Group)	04/01/1932	Annual

Kansas	Life, Accident and Health	03/11/1932	Perpetual

Kentucky	Life, Annuities and Health	07/01/1931	Perpetual

Louisiana	Life, Accident and Health	03/31/1933	Perpetual

Maine	Life (Including Credit Life), Health (Including Credit Health)	10/30/1930	Perpetual

Maryland	Life, Accident and Health	07/01/1933	Annual

Massachusetts	Life-All Kinds, Variable Annuity Authorization, Health-All Kinds	07/10/1930	Perpetual - Domestic Only

Michigan	Life & Annuities, Disability	04/01/1932	Perpetual

Minnesota	Life (including Endowments and Annuities), Accident and Health	06/01/1932	Perpetual

Mississippi	Life, Accident & Health, Credit Life; Credit Accident & Health	03/01/1933	Annual

Missouri	Life, Accident and Health	03/01/1933	Perpetual

Montana	Life, Disability	04/01/1932	Perpetual

Nebraska	Life, Sickness and Accident	05/01/1932	Annual

Nevada	Life, Health and Accident	12/27/1932	Perpetual

New Hampshire	Life, Accident and Health	04/01/1933	Annual

New Jersey	Life, Health, Annuities	04/30/1932	Annual

New Mexico	Life and Health	03/01/1933	Perpetual

New York	Life, Annuities, Accident and Health	05/01/1932	Annual

THE PAUL REVERE LIFE INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
North Carolina	Life insurance including Industrial Sick Benefit Insurance, Annuities (excluding Variable Annuities), Cancelable and Non-Cancelable Accident and Health insurance including Hospitalization	04/01/1933	Perpetual

North Dakota	Accident and Health, Life and Annuity	04/01/1931	Perpetual

Ohio	Life, Health, Annuities	04/01/1932	Annual

Oklahoma	Life, Accident, Health	03/16/1933	Perpetual

Oregon	Life, Health	12/01/1930	Perpetual

Pennsylvania	Accident, Health, Life and Annuities	04/01/1933	Annual

Puerto Rico	Reinsurance Only	Not qualified	Annual

Rhode Island	Life, Accident, Health, Annuities	04/01/1933	Perpetual

South Carolina	Life, Accident, Health	03/21/1992	Perpetual

South Dakota	Life, Accident, Health	05/01/1932	Perpetual

Tennessee	Life, Accident, Health, Disability	04/01/1932	Perpetual

Texas	Life, Accident, Health	03/30/1932	Perpetual

Utah	Life, Disability	03/01/1932	Perpetual

Vermont	Life including Endowments and Annuities, Accident, Health	04/01/1933	Perpetual

Virginia	Life, Credit Life, Annuities, Accident and Sickness, Credit Accident and Sickness	05/01/1933	Annual

Washington	Life, Disability	03/10/1933	Perpetual

West Virginia	Life, Accident, Sickness	03/01/1933	Annual

Wisconsin	Life (Non-participating), Disability	05/01/1933	Perpetual

Wyoming	Life, Disability	03/01/1933	Perpetual

Canada	Life, Personal Accident, Sickness	10/25/1950	Perpetual

THE PAUL REVERE VARIABLE ANNUITY INSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Alabama		05/15/1967	Perpetual

Alaska		Not qualified	Perpetual

Arizona	Life, Disability	06/23/1966	Perpetual

Arkansas	Life, Disability, Variable Contracts	09/09/1966	Perpetual

California	Life, Disability	09/22/1969	Perpetual

Colorado	Ordinary, Group Life, Accident and Health, Annuity Contracts, Variable Annuities	07/09/1969	Perpetual

Connecticut	Accident and Health, Life Non-Participating, Variable Annuities	05/11/1967	Perpetual

Delaware	Life, including Annuities, Variable Annuities, Health	08/03/1970	Perpetual

District of Columbia	Group Accident and HealthGroup Annuities (Fixed and Variable), Group Life, Individual Accident and Health, Individual Annuities (Fixed and Variable), Individual Life, Life and Health	07/28/1966	Annual

Florida	Life, Group Life and Annuities, Variable Annuities, Accident and Health	10/17/1966	Perpetual

Georgia	Life, Accident and Sickness (including Variable Annuity)	07/01/1969	Annual

Hawaii	Disability, Life	07/15/1970	Perpetual

Idaho	Life, Disability	09/23/1968	Perpetual

Illinois	Life, Accident and Health	07/01/1969	Annual

Indiana	Life, Accident and Health	08/29/1966	Perpetual

Iowa	Group Accident and Health, Life (includes Credit Life, Variable Life, Annuities, and Group)	11/04/1971	Annual

Kansas	Life, Accident and Health	08/25/1970	Perpetual

Kentucky	Life (including Annuities), Health	12/08/1969	Perpetual

Louisiana	Life, Health and Accident	04/20/1967	Perpetual

THE PAUL REVERE VARIABLE ANNUITY INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Maine	Life (Including Credit Life), Health (Including Credit Health), Variable Annuity	01/23/1969	Perpetual

Maryland	Variable Annuities, Health, Life, including Annuities and Health (except Variable Life & Variable Annuities)	07/01/1970	Annual

Massachusetts	Accident-All Kinds, Health-All Kinds, Life-All Kinds	10/20/1965	Perpetual – Domestic Only

Michigan	Life & Annuities, Disability, Separate Account-Variable Annuities	05/28/1970	Perpetual

Minnesota	Variable Contracts	12/12/1967	Perpetual

Mississippi	Life, Accident & Health, Variable Contracts	06/01/1969	Annual

Missouri	Life (Annuities and Endowments), Accident and Health, Variable Contracts	07/01/1970	Perpetual

Montana	Life, Disability	08/03/1966	Perpetual

Nebraska	Life, Sickness and Accident, Variable Annuities	04/13/1967	Annual

Nevada	Life, Variable Annuity	08/15/1968	Perpetual

New Hampshire	Life, Accident and Health, Variable Products	05/22/1968	Annual

New Jersey	Life, Annuities, Variable Contracts	08/20/1970	Annual

New Mexico	Life and/or Health, and Variable Annuities	08/15/1966	Perpetual

New York		Not qualified	Annual

North Carolina	Life insurance including Industrial Sick Benefit Insurance, Annuities (excluding Variable Annuities), Cancelable and Non-Cancelable Accident and Health insurance including Hospitalization	07/01/1971	Perpetual

THE PAUL REVERE VARIABLE ANNUITY INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
North Dakota	Life, Accident and Health, Annuity, Credit Life & Health	07/12/1971	Perpetual

Ohio	Life, Health, Annuities	08/01/1967	Annual

Oklahoma	Life, Accident, Health, Variable	12/04/1968	Perpetual

Oregon	Life, Health	11/15/1967	Perpetual

Pennsylvania	Accident, Health, Life and Annuities, Separate Account Annuities	09/23/1969	Annual

Puerto Rico		Not qualified	Annual

Rhode Island	Life, Accident, Health, Annuities, and Variable Annuities	11/17/1966	Perpetual

South Carolina	Life, Accident, Health, Variable Annuity	01/13/1969	Perpetual

South Dakota	Life, Health, Variable Annuities	11/01/1968	Perpetual

Tennessee	Life, Disability, Variable Contracts	07/01/1969	Perpetual

Texas	Life, Accident, Health	10/08/1968	Perpetual

Utah	Life, Disability	02/10/1967	Perpetual

Vermont	Life including Endowments and Annuities, Accident, Health	07/25/1966	Perpetual

Virginia	Life, Annuities, Accident and Sickness, Variable Annuities	04/12/1966	Annual

Washington	Life, Disability	03/23/1966	Perpetual

West Virginia	Life, Accident, Sickness	08/09/1966	Annual

Wisconsin	Life (Non-participating) and Annuities, Variable Life and Annuities, Life Disability	10/21/1966	Perpetual

Wyoming	Life, Disability, Variable Contracts	06/30/1966	Perpetual

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Alabama	Life, Health and Accident	03/06/1946	Perpetual

Alaska	Life, Disability, Annuities	05/14/1970	Perpetual

Arizona	Life, Disability	11/25/1964	Perpetual

Arkansas	Life, Disability	10/02/1956	Perpetual

California	Life, Disability	06/10/1968	Perpetual

Colorado	Ordinary, Group Life, Accident and Health, Annuity Contracts, Variable Annuities	06/17/1966	Perpetual

Connecticut	Accident and Health, Life Non-Participating	07/11/1972	Perpetual

Delaware	Life, Accident and Health	06/03/1957	Perpetual

District of Columbia	Group Accident and HealthGroup Annuities (Fixed and Variable), Group Life, Individual Accident and Health, Individual Annuities (Fixed and Variable), Individual Life, Life and Health	06/21/1961	Annual

Florida	Life, Group Life and Annuities, Accident and Health	10/04/1948	Perpetual

Georgia	Life, Accident and Sickness	12/03/1945	Annual

Hawaii	Disability, Life	01/22/1971	Perpetual

Idaho	Life, Disability	02/21/1963	Perpetual

Illinois	Life, Accident and Health	10/23/1962	Annual

Indiana	Life, Accident and Health	05/29/1957	Perpetual

Iowa	Accident Only (Individual), Accident and Health (Individual), Hospital and medical expense (Individual), Group Accident and Health, Non-cancellable Accident and Health, Life, includes credit life, variable life, annuities, variable annuities and group	06/25/1959	Annual

Kansas	Life, Accident and Health	07/02/1965	Perpetual

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Kentucky	Life and Health	07/01/1948	Perpetual

Louisiana	Life, Health and Accident, Annuity	11/13/1956	Perpetual

Maine	Life (Including Credit Life), Health (Including Credit Health)	03/10/1970	Perpetual

Maryland	Accident, Group Accident, Non-cancellable Accident and Health, Life (Ordinary)	04/08/1957	Annual

Massachusetts	Accident-All Kinds, Health-All Kinds, Life-All Kinds	07/01/1971	Annual

Michigan	Life & Annuities, Disability	02/13/1964	Perpetual

Minnesota	Life (including Endowments and Annuities), Accident and Health	04/23/1963	Perpetual

Mississippi	Life, Accident & Health	09/07/1949	Annual

Missouri	Life, Accident and Health	03/01/1949	Perpetual

Montana	Life, Disability	12/17/1962	Perpetual

Nebraska	Life, Sickness and Accident	12/31/1958	Annual

Nevada	Life, Accident and Health	12/12/1962	Perpetual

New Hampshire	Life, Accident and Health	11/26/1973	Annual

New Jersey	Life, Health, Annuities	03/16/1960	Annual

New Mexico	Life, Health	08/20/1963	Perpetual

New York		Not qualified	Annual

North Carolina	Life insurance including Industrial Sick Benefit Insurance, Annuities (excluding Variable Annuities), Cancelable and Non-Cancelable Accident and Health insurance including Hospitalization	12/30/1944	Perpetual

North Dakota	Life, Accident and Health, Annuity, Credit Life & Health	11/01/1965	Perpetual

Ohio	Life, Health, Annuities	06/28/1966	Annual

Oklahoma	Life, Accident, Health	07/31/1958	Perpetual

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

CERTIFICATES OF AUTHORITY – CONTINUED

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Oregon	Life, Health	01/11/1963	Perpetual

Pennsylvania	Accident, Health, Life and Annuities	08/02/1950	Annual

Puerto Rico		11/09/1971	Annual

Rhode Island	Life, Accident, Health	10/21/1971	Perpetual

South Carolina	Life, Accident, Health	04/01/1939	Perpetual

South Dakota	Life, Health	12/18/1962	Perpetual

Tennessee	Life, Disability	05/01/1951	Perpetual

Texas	Life, Accident, Health	06/171959	Perpetual

Utah	Life, Disability	10/22/1964	Perpetual

Vermont	Life, Accident, Health	06/03/1963	Perpetual

Virginia	Life, Annuities, Accident and Sickness	07/02/1952	Annual

Washington	Life, Disability	01/29/1963	Perpetual

West Virginia	Life, Accident, Sickness	08/01/1957	Annual

Wisconsin	Life, Disability	10/25/1963	Perpetual

Wyoming	Life, Disability, Annuities	07/16/1963	Perpetual

FIRST UNUM LIFE INSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
New York	Life, Annuities, Accident and Health	10/15/1959	Annual

TAILWIND REINSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
South Carolina	Special Purpose Financial Captive Insurance Company	6/20/2006	Perpetual

NORTHWIND REINSURANCE COMPANY

CERTIFICATES OF AUTHORITY

STATE	LINES OF BUSINESS	DATE QUALIFIED	RENEWAL
Vermont	Special Purpose Financial Captive Insurance Company	8/21/2007	Perpetual

Schedule 4.8

Subsidiaries

Subsidiary Name	Jurisdiction of Organization	Persons Holding Equity Interests and Percentage Ownership
First Unum Life Insurance Company	New York	Unum Group – 100%

Unum International Underwriters, Inc.	Delaware	Unum Group – 100%

Unum Life Insurance Company of America	Maine	Unum Group – 100%

Duncanson & Holt, Inc.	New York	Unum Group – 100%

Duncanson & Holt Services, Inc.	Maine	Duncanson & Holt, Inc. – 100%

Duncanson & Holt Canda Ltd.	Canada	Duncanson & Holt, Inc. – 100%

TRI-CAN Reinsurance Inc.	Canada	Duncanson & Holt Canada Ltd. – 100%

Duncanson & Holt Underwriters Ltd.	England	Duncanson & Holt, Inc. – 100%

Duncanson & Holt Europe Ltd.	England	Duncanson & Holt, Inc. – 100%

Duncanson & Holt Syndicate Management Ltd.	England	Duncanson & Holt, Inc. – 100%

Trafalgar Underwriting Agencies Ltd.	England	Duncanson & Holt Syndicate Management Ltd. – 100%

Unum European Holding Company Limited	England	Unum Group – 80% UnumProvident Finance Company – 20%

Unum Limited	England	Unum European Holding Company Limited – 72% UnumProvident Finance Company – 28%

Claims Services International Limited	England	Unum European Holding Company Limited – 50% Unum Limited – 50%

Group Risk Insurance Services Limited	England	Unum European Holding Company Limited – 100%

UnumProvident Finance Company	England	Unum Group – 99% Provident Investment Management, LLC – 1%

Colonial Companies, Inc.	Delaware	Unum Group – 100%

Colonial Life & Accident Insurance Company	South Carolina	Colonial Companies, Inc. – 100%

BenefitAmerica, Inc.	South Carolina	Colonial Companies, Inc. – 100%

UnumProvident International Ltd.	Bermuda	Unum Group – 100%

Tailwind Holdings, LLC	Delaware	Unum Group – 100%

Tailwind Reinsurance Company	South Carolina	Tailwind Holdings, LLC – 100%

Northwind Holdings, LLC	Delaware	Unum Group – 100%

Northwind Reinsurance Company	Vermont	Northwind Holdings, LLC – 100%

The Paul Revere Corporation	Massachusetts	Unum Group – 100%

The Paul Revere Life Insurance Company	Massachusetts	The Paul Revere Corporation – 100%

The Paul Revere Variable Annuity Insurance Company	Massachusetts	The Paul Revere Life Insurance Company – 100%

Provident Life and Accident Insurance Company	Tennessee	Unum Group – 85.9% The Paul Revere Life Insurance Company – 10.1% Unum Life Insurance Company of America – 4.0%

Provident Life and Casualty Insurance Company	Tennessee	Unum Group – 100%

Provident Investment Management, LLC	Tennessee	Unum Group – 100%

Schedule 7.2

Indebtedness

See attached.

Unum Group

Debt Balances

December 3, 2007

(in millions)

12/3/2007
Long-term Debt:
Commercial paper	—
Long-term 7.00% notes payable, due 2015	0.0
Long-term variable notes payable, due 2036 Tailwind	115.0
Adjustable conversion rate equity units, 5.859%, due 2009	150.0
Long-term 7.375% notes payable, due 2032	39.5
Long-term 7.25% notes payable, due 2032	—
Long-term 6.75% notes payable, due 2028	166.4
Long-term 7.25% notes payable, due 2028	200.0
Long-term 7.00% notes payable, due 2018	200.0
Long-term 6.85% notes payable, due 2015 UK	333.5
Long-term 7.625% notes payable, due 2011	225.1
Capital securities 7.405%, due 2038	226.5
Medium-term 7.00% notes payable, due 2023	2.0
Medium-term 7.08% notes payable, due 2024	10.0
Medium-term 7.19% notes payable, due 2028	25.0
Medium-term 7.19% notes payable, due 2028	25.0
Long-term 5.997% notes payable, due 2008	175.0
Long-term variable notes payable, due 2037 Northwind	800.0

Total Long-term Debt	2,693.1

Total Debt	$2,693.1

Holding Company Only	1,444.55

Schedule 7.3

Liens

None, other than Liens otherwise permitted under other exceptions to Section 7.3.